Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

effective as of

September 1, 2008

by and among

Bankrate, Inc.,

LinkSpectrum Co.,

and

Rafael David

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Consulting Agreement
Exhibit D	Copyright Assignment
Exhibit E	Trademark Assignment
Exhibit F	Domain Name Transfer Agreement
Exhibit G	Limited Release Agreement

Schedules

Schedule 1.1(i)	Liens
Schedule 1.1 (ii)	Other Liens
Schedule 2.1(b)	Allocation of Purchase Price
Schedule 2.2(f)(i)	Trademarks & Trade Names
Schedule 2.2(f)(ii)	Logos
Schedule 2.2(f)(iii)	Domain Names
Schedule 2.3(b)	Excluded Contracts
Schedule 2.3(f)	Inter and Intra Company Receivables
Schedule 2.3(g)	Additions to Excluded Assets
Schedule 2.3(p)	Other Excluded Assets
Schedule 2.4(a)	Assumed Contracts
Schedule 2.5(a)	Employee Benefits
Schedule 3.2(b)	Qualified Jurisdictions
Schedule 3.3(b)	Required Consents
Schedule 3.6(a)	Tangible Personal Property
Schedule 3.6(b)	All Tangible Property Leases and Subleases
Schedule 3.7	Undisclosed Liabilities
Schedule 3.8	Litigation
Schedule 3.9(a)	List of Contracts
Schedule 3.9(b)	Status of Contracts
Schedule 3.9(d)	Undelivered Contracts
Schedule 3.10(a)	Liens and Infringements on Intellectual Property
Schedule 3.10(b)(i)	Maintenance of Intellectual Property
Schedule 3.10(b)(ii)	Contracts for Maintenance of Intellectual Property (Employees and Consultants)
Schedule 3.10(b)(iii)	Contracts for Maintenance of Intellectual Property (Third Parties)
Schedule 3.10(c)	Contracts Subject to Termination Provisions
Schedule 3.10(d)	Registered Intellectual Property
Schedule 3.10(g)	Intellectual Property Necessary to Operate Business
Schedule 3.10(h)	Licenses of Publicly Available Software
Schedule 3.11(a)	Financial Statements
Schedule 3.11(b)	Unusual or Undisclosed Liabilities

-v-

Schedule 3.12	Events Subsequent to Date of Balance Sheet
Schedule 3.13(b)(i)	Permits Received
Schedule 3.13(b)(ii)	Revoked or Expired Permits
Schedule 3.14	Accounts Receivable 7/31/08
Schedule 3.15	Environmental Permits
Schedule 3.16	Customer List
Schedule 3.19	Interests in Real Property
Schedule 3.20	Customer Information
Schedule 3.21	Employee Benefit Plans
Schedule 3.21(i)(ii)	I.R.C. Section 409A
Schedule 3.22(a)	Outstanding Taxes
Schedule 3.22(b)	Tax Jurisdictions
Schedule 3.24	Employees
Schedule 3.25	Certain Interests
Schedule 3.28	Affiliate Transactions
Schedule 3.31	Confidentiality Agreements
Schedule 5.1(a)	Non-restricted Areas for Seller Engagement and Consulting

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of September 1, 2008 (the “Effective Date”), by and among Bankrate, Inc., a Florida corporation (“Buyer”), LinkSpectrum Co., a North Carolina corporation (“Seller”), and Rafael David (“Shareholder” along with Buyer and Seller they are sometimes referred to individually as a “Party” and collectively as the “Parties”).

RECITALS:

A. Seller operates a business which provides various financial services products and financial services to consumers, including, but not limited to, credit card product offers, credit card and financial information and research tools over the Internet (the “Business”).

B. Shareholder owns one hundred percent (100%) of the outstanding capital stock of Seller.

C. Buyer desires to purchase certain assets and assume certain Liabilities of the Business from Seller, and Seller desires to sell certain assets and assign certain Liabilities of the Business to Buyer, upon the terms and subject to the conditions set forth in this Agreement, along with the attached Exhibits and Schedules.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

(a) The following terms, as used in this Agreement, have the following meanings:

“Accounting Referee” has the meaning set forth in Section 2.8(e).

“Accounts Receivable” means all trade receivables, accounts receivable, accrued receivable and notes receivable relating to or arising out of the Business or any Purchased Asset.

“Acquired Accounts Receivable” has the meaning set forth in Section 2.2(d).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 2.1(b).

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, Copyright Assignment, Consulting Agreement, Escrow Agreement, Trademark Assignment, and Domain Name Transfer Agreement and Limited Release Agreement (as each is defined in this Agreement) and all other agreements and instruments executed in connection thereto or hereto.

“Assumed Contracts” has the meaning set forth in Section 2.2(c).

“Business” has the definition set forth in the Recitals.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Palm Beach County, Florida are open for the general transaction of business.

“Business Intellectual Property” means all Intellectual Property, including but not limited to all intellectual property rights conveyed to Seller under the Business IP Agreements, that is held in connection with the Business, used, or that is being, or has been, used, or is currently under development for use, in the Business as it is has been, is currently or is currently planned to be conducted.

“Business IP Agreements” means (a) licenses of Intellectual Property by Seller to third parties, (b) licenses of Intellectual Property by third parties to Seller, (c) agreements between Seller and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet Web sites and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings concerning the use, validity or enforceability of Business Intellectual Property.

“Business Systems” has the meaning set forth in Section 3.10(e).

“Buyer” has the meaning set forth in the preamble.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, Liens, notices of noncompliance or violation, proceedings, consent orders or consent agreements.

“Closing Date” means the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended, along with any applicable proposed, temporary or final regulations promulgated thereunder.

“Contemplated Transactions” has the meaning set forth in Section 2.1(b).

“Contracts” shall mean all contracts, agreements, arrangements, leases, subleases, licenses, indentures, bonds, notes, mortgages, commitments, sales and purchase orders and other instruments.

“Customer” shall mean those customers who have purchased or subscribed for goods or services from Seller.

“Customer Information” means any and all sales and marketing information held or used by Seller or its Affiliates regarding the Customers, including, but not limited to, respective mailing addresses, telephone numbers and email address, credit histories, order histories, and records related to Web site page views.

“Damages” means all judgments, losses, penalties, fines and damages (including, without limitation, reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding or in enforcing the terms of this Agreement or any of the Ancillary Agreements subject to Section 8.16).

“Domain Names” shall have the definition set forth in Section 2.2(f).

“Earn-Out Payment” means an amount, if any, payable to Seller pursuant to Section 2.9 and Schedule 2.9.

“Earn-Out Period” means either Earn-Out Year One or Earn-Out Year Two, as applicable.

“Earn-Out Year One” means the one year period beginning on the Closing Date and ending on September 1, 2009.

“Earn-Out Year Two” means the one year period beginning on September 2, 2009 and ending on September 2, 2010.

“EBITDA” means, for any Earn-Out Period, (A) the Net Income for such period, as determined in accordance with GAAP applied on a basis consistent with Buyer’s past practices, plus (B) to the extent included as a deduction in calculating the Net Income referred to in clause (A) above, the sum of, without duplication, all income tax expense, interest expense (net of interest income (including cash and non-cash items)), amortization expense and depreciation expense, plus (C) to the extent included in calculating the net income or net loss, as the case may be, referred to in clause (A) above, any and all losses that result from the sale of any assets or securities by Buyer or any of its subsidiaries outside the Ordinary Course of Business; minus (D) to the extent included in calculating the net income or net loss, as the case may be, referred to in clause (A) above, any and all income or gain that results from the sale of any assets or securities by Buyer or any of its subsidiaries outside the Ordinary Course of Business; all (meaning clauses (A), (B), (C) and (D)) as reasonably determined by Buyer based on such information (including Buyer’s financial statements) as Buyer deems appropriate.

“Effective Date” has the meaning set forth in the preamble.

“Environmental Laws” mean all federal, state, local and foreign statutes, rules, regulations, and ordinances concerning pollution or protection of the environment or public health or welfare matters.

“ERISA Affiliate” has the meaning set forth in Section 2.5(a).

“Escrow Deposit” means the sum of $3,200,000, which Buyer will deposit in escrow with the Escrow Agent at the Closing in accordance with Section 2.1(c) as partial security for the performance of Seller’s and Shareholder’s obligations under this Agreement.

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement.

“Excluded Accounts Receivable” has the meaning set forth in Section 2.3(h).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Contracts” has the meaning set forth in Section 2.3(b).

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any: (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indebtedness” means indebtedness for borrowed money, whether or not contingent, or any capitalized lease obligation.

“Insider” means any stockholder, partner, officer or director (or similar official) of Seller, any Affiliate or natural or adoptive member of the immediate family of any of the foregoing Persons, or any Person in which any of the foregoing Persons directly or indirectly owns any material beneficial interest. The “immediate family” of any individual means such individual’s (and such individual’s present or former spouse’s) grandparents, spouse, siblings, children or grandchildren.

“Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation:

(i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof;

(ii) all trademarks, services marks, trade dress, logos, trade names, domain names, Web sites (and underlying software and contents contained in such Web sites) and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;

(iii) all copyrights and all applications, registrations and renewals in connection therewith;

(iv) all mask works and all applications, registrations and renewals in connection therewith;

(v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, customer data, mailing lists pricing and cost information and business and marketing plans and proposals);

(vi) all software (in both source and object code form) and firmware (including data, databases and related documentation);

(vii) all Web site content, data, Software, the “look and feel,” design, and organization related thereto;

(viii) all documents, records, instructions and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all Intellectual Property;

(ix) all books, articles, pamphlets and other publications whether in tangible or electronic form; and

(x) all licenses, agreements and other rights in any third party product or any third party intellectual property described in (i) and (ii) above.

“Interim Balance Sheet Date” shall mean July 31, 2008.

“Key Customer” has the meaning set forth in Section 3.16.

“Law” means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Body.

“Lease” means that certain Lease Agreement, dated as of July 11, 2008 by and between Nathan Zenack, Mary K Miller, Johnson Children Irrevocable Trust, Clair M and Mary K Johnson Revocable Trust, Matthew J Johnson, Robert C and Dorothy A Johnson, collectively as the lessor, and Seller as the lessee, for certain real estate located in Fairfield, Iowa, as set forth therein.

“Liability” means any liability, claim or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, but not limited to, any liability for Taxes.

“Licensed Intellectual Property” means Intellectual Property licensed to Seller pursuant to the Business IP Agreements.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrances, right of first refusal or other similar restriction in respect of such asset, excluding any Permitted Lien.

“Material Adverse Effect” when used with respect to the Business or Seller means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any such other related results, occurrences, facts, changes, events or effects, is or would reasonably be expected to have a materially adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, working capital or cash flow of the Business taken as a whole or (b) the ability of Seller or Shareholder to consummate any transaction contemplated by this Agreement or any Ancillary Agreements; provided, however, that in determining whether a Material Adverse Effect has occurred, any effect directly attributable to the following shall not be considered: (i) changes in applicable Law applicable to the industry in which the Business operates, (ii) changes in general economic conditions in the United States as a whole or in the industry in which Seller operates to the extent that such changes do not affect the Business in a substantially disproportionate manner; and (iii) any effects resulting from a public announcement of this Agreement.

“Maximum Earn-Out Amount” has the meaning set forth on Schedule 2.9.

“Net Income” means, with respect to the applicable Earn-Out Period and subject to the provisions of Schedule 2.9, the net income of the Business as operated by Buyer after the Effective Date that is attributable to Purchased Assets.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority).

“Owned Intellectual Property” means all Intellectual Property owned by Seller.

“Party” and “Parties” have the respective definitions set forth in the preamble.

“Permit” means any Governmental Body authorization, license, permit, membership, approval, concession or franchise.

“Permitted Liens” means: (a) Liens on Purchased Assets arising by operation of Law and securing the payment of Taxes which are not yet due and payable; (b) mechanics’, carriers’, workers’, repairers’ and similar and non-consensual Liens arising by operation of Law and relating to obligations that are incurred in the Ordinary Course of Business and which secure only Assumed Liabilities which are not yet due and payable; (c) purchase money Liens and Liens securing rental payments under capital lease arrangements which are set forth on Schedule 1.1(i); and (d) such other Liens set forth on Schedule 1.1(ii).

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Preliminary Closing Balance Sheet” means a balance sheet for the Business as of the close of business on the day immediately preceding the Closing Date that (x) fairly presents the financial position of the Business as at the close of business on the day immediately preceding the Closing Date on a basis consistent with the presentation in the Interim Balance Sheet, (y) includes line items substantially consistent with those used in the preparation of the Interim Balance Sheet and (z) is prepared in accordance with GAAP as consistently applied and, without limiting the generality of the foregoing.

“Property Tax” means a real property tax (other than a real property transfer tax), a personal property tax and any other ad valorem tax imposed by any Governmental Body upon Seller or Seller’s assets by reason of Seller’s ownership thereof.

“Publicly Available Software” shall mean any Software that requires as a condition of its use, modification, and/or distribution that such Software or other Software incorporated into or derived from such Software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes Software licensed or distributed pursuant to the GNU General Public License (GPL) or the Lesser/Library GPL (LGPL).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Assets” has the meaning set forth in Section 2.2.

“Required Consent” has the meaning set forth in Section 3.3(b).

“Seller” has the meaning set forth in the preamble.

“Seller’s Knowledge,” “Known to Seller” and words of similar import mean the knowledge that Shareholder, or Seller’s officers and directors possess or are aware of or the knowledge that a reasonably prudent Person, in such Person’s capacity as a shareholder, officer, employee or member of a board of directors, would reasonably be expected to discover or otherwise become aware of, in the course of performing such person’s duties for Seller.

“SEO Methods” has the meaning set forth in Section 2.2(i).

“Shareholder” has the meaning set forth in the preamble.

“Sites” has the meaning set forth in Section 2.2(h).

“Site Content” has the meaning set forth in Section 2.2(h).

“Software” means computer software, programs and data in any form, including Internet web sites, web content and links, source code, object code, operating systems, specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Tangible Personal Property” has the meaning set forth in Section 3.6(a).

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, franchise, capital, paid-up capital, profits, lease, service, transfer, bulk sales, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like governmental assessment or charge of any kind whatsoever (including liability for Taxes imposed on another Person, whether incurred or borne as a transferee or successor or by contract or otherwise), but not including any Property Tax; together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Purchase Price” means the Purchase Price plus any amounts paid or payable to Seller pursuant to Section 2.8 and Section 2.9.

“Transfer Taxes” has the meaning set forth in Section 5.10(d).

(b) Definitions for the other defined terms used herein are set forth in this Agreement.

(c) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(d) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, as defined herein.

(e) All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.

(f) The capitalized terms set forth on Schedule 2.9, not otherwise defined, shall have the definitions set forth in this Agreement.

ARTICLE II

PURCHASE AND SALE AND CLOSING

2.1 Purchase Price.

(a) Purchase Price. The purchase price to be paid by Buyer to Seller for the Purchased Assets is (i) $32,136,000 in cash, and (ii) the assumption of the Assumed Liabilities (the “Purchase Price”), plus any additional payments pursuant to Section 2.8 and Section 2.9, all subject to adjustment pursuant to the terms and conditions of this Agreement. The Purchase Price, less the Escrow Deposit, shall be paid by Buyer to Seller at Closing by wire transfer in immediately available funds to an account designated by Seller.

(b) Allocation of Purchase Price. As soon as practicable after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”), setting forth the value of the Purchased Assets which shall be used for the allocation of the Purchase Price and the

Assumed Liabilities among the Purchased Assets and the Assumed Liabilities, and which shall comply with Section 1060 of the Code; provided however, Buyer and Seller agree that a portion of the Purchase Price shall be allocated to the services to be performed by the Shareholder under the Consulting Agreement (as defined herein) as set forth on Schedule 2.1(b). Seller shall have a period of fifteen (15) Business Days after the delivery of the Allocation Statement to present in writing to Buyer notice of any objections Seller may have to the allocation set forth in the Allocation Statement. Unless Seller timely objects, the Allocation Statement shall be binding on the Parties without further adjustment. If Seller shall raise any objections within the fifteen (15) Business Day period, Seller and Buyer shall negotiate in good faith and use their best efforts to resolve such dispute. If Seller and Buyer fail to agree within five (5) Business Days after the delivery of the notice of objection, then the disputed items shall be resolved by Accounting Referee (defined below). The Accounting Referee shall resolve the dispute (the “Accounting Determination”) within thirty (30) days of having the item referred to it and such Accounting Determination shall be final and binding on the parties hereto. The costs, retainers, fees and expenses of the Accounting Referee shall be borne equally by Seller and Buyer. Any payments made by either Buyer or Seller pursuant to Section 2.8 and Section 2.9 of this Agreement shall be allocated in accordance with the determination mutually agreed by Seller and Buyer. The Parties acknowledge that the allocations set forth on the Allocation Statement shall be binding upon the Parties for all applicable federal, state, local and foreign Tax purposes. Seller and Buyer agree to report the allocation of the Purchase Price among the Purchased Assets in a manner that is entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto. No later than ten (10) days prior to the filing of their respective Forms 8594 relating to the transactions contemplated by this Agreement (together with the transactions contemplated by the Ancillary Agreements, (the “Contemplated Transactions”), the Buyer and Seller shall deliver to each other a copy of its respective Form 8594. In addition, no later than ten (10) days prior to filing, Buyer and Seller shall also deliver to each other copies of any supplemental statements or subsequent amendments to such initial Forms 8594 that may be filed by Buyer and Seller as a result of any payments that may be made pursuant to Section 2.8 or Section 2.9 of this Agreement or otherwise. Each Party shall notify the other Party if it receives notice that the IRS or other Governmental Body proposes any allocation different than that set forth in the Allocation Statement. Except as otherwise required by Law, Buyer and Seller shall cooperate fully in connection with the appropriate Tax reporting and Tax characterization of any Earn-Out Payments to be made under Section 2.9, including, but not limited to, specifically allocating any such payments when made to Seller’s Class VII assets (goodwill and going-concern value) in accordance with the Allocation Statement, and imputing an appropriate amount of interest in connection with any such payments under Sections 483 and 1274 or other applicable provisions of the Code or similar provisions of state and local law.

(c) Escrow Deposit. At or prior to the Closing, Seller and Buyer shall enter into an escrow with Wells Fargo Bank, National Association (the “Escrow Agent”) in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”). On the Closing Date, Buyer shall deliver the Escrow Deposit to the Escrow Agent by wire transfer of immediately available funds to an account to be administered by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement (the “Escrow Account”).

2.2 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer shall purchase from Seller and Seller shall sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, all of Seller’s right, title and interest in, to and under the assets, rights, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller or any Affiliate of Seller, as the same shall exist on the Closing Date, other than the Excluded Assets, including, without limitation, all right, title and interest of Seller, to and under, each of the foregoing as more specifically described below as the same shall exist on the Closing Date (the “Purchased Assets”):

(a) all personal property and interests therein used by Seller or held by Seller for use in connection with the Business, including furniture, office equipment, communications equipment, computers, servers, software and other tangible property;

(b) all supplies and other inventories, if any, wherever situated used by Seller or held by Seller for use in connection with the Business;

(c) all rights under the Contracts, used by Seller or held by Seller for use in connection with the Business, other than the Excluded Contracts (collectively, the “Assumed Contracts”);

(d) all Accounts Receivable other than Excluded Accounts Receivable are “Acquired Accounts Receivable”;

(e) all prepaid expenses and deposits held by Seller for use in connection with the Business;

(f) all of the Business Intellectual Property, including without limitation the trademarks and names used in the Business listed on Schedule 2.2(f)(i), the logos listed on Schedule 2.2(f)(ii), and the domain names of Seller, including those Web sites listed on Schedule 2.2(f)(iii) (the “Domain Names”);

(g) all transferable Permits affecting, or relating in any way to, the Business;

(h) all materials, content, property and interests used by Seller and/or necessary for the operation and maintenance of the Web sites owned by Seller (collectively, the “Sites”), including, without limitation, all content on the Sites, tools, testimonials, and calculators owned or licensed by Seller for use on the Sites (collectively, the “Site Content”);

(i) all books, records, files and papers, whether in hard copy or computer format used by Seller or held by Seller for use in connection with the Business, including, without limitation, accounting and contract records, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former Customers, Customer Information, Internet traffic records, files, logic and search engine optimization analysis and methods (“SEO Methods”), all databases, mailing lists and related information pertaining to prospective Customers, personnel and employment records, and all information relating to Taxes imposed on or with respect to the Business or the Purchased Assets;

(j) the deposit bank account of Seller used in the operation of the Business (the “Acquired Bank Account”); and

(k) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

2.3 Excluded Assets. Buyer expressly understands and agrees that the following assets, properties and rights of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a) all rights of Seller and Shareholder under this Agreement and the Ancillary Agreements;

(b) the Lease and all other Contracts set forth on Schedule 2.3(b) (collectively, the “Excluded Contracts”) and all rights of Seller thereunder;

(c) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, Tax Returns, seals, minute books relating to the organization, maintenance and existence of Seller as a company;

(d) any records relating to Excluded Assets and Excluded Liabilities (including all Tax Returns and financial statements of Seller), and any work papers or materials in the possession of Seller or any of their Affiliates or any of their respective shareholders, members, officers, directors, employees, agents or attorneys relating to the evaluation and consideration by Seller of the Contemplated Transactions or the sale of assets of Seller or the Business to other Persons, or all personnel records and other records that Seller is required by Law to retain in their possession or is not permitted under Law to provide to Buyer;

(e) all cash and cash equivalents;

(f) any inter and intra company accounts, notes and other receivables from Seller and any of its Affiliates which are set forth on Schedule 2.3(f);

(g) all other properties, bank accounts, rights and assets of Seller which are not used by Seller in Seller’s operation of the Business which are set forth on Schedule 2.3(g);

(h) the Accounts Receivable in excess of $2,500,000 (the “Excluded Accounts Receivable”);

(i) all rights, claims, counterclaims, credits, causes of action and rights of set-off against third parties to the extent relating primarily to the Excluded Assets or the Excluded Liabilities;

(j) all rights of Seller or Shareholder to receive Tax refunds, credits or similar payments attributable to Taxes that are Excluded Liabilities;

(k) all insurance policies and all claims by Seller thereunder;

(l) all non-transferable governmental permits and licenses;

(m) all telephone and fax numbers of Seller not listed on the Sites or used as an integral part of the operations of the Business;

(n) the bank accounts and credit card accounts used in the operation of the Business other than the Acquired Bank Account;

(o) the name “LinkSpectrum”; and

(p) the other assets identified on Schedule 2.3(p) hereto.

2.4 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective as of the Closing Date, to assume and timely discharge and satisfy, only the following Liabilities (the “Assumed Liabilities”):

(a) all Liabilities of Seller arising after the Closing Date under the Contracts set forth on Schedule 2.4(a) (other than Liabilities attributable to any failure by Seller to comply with the terms thereof prior to the Closing Date); and

(b) all Liabilities resulting from the ownership of the Purchased Assets and the operation of the Business by Buyer that arise on or after the Closing Date.

2.5 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller or any Affiliate of Seller (or any predecessor owner of all or part of its business and assets) or the Business of whatever nature whether presently in existence or arising or asserted hereafter, including but not limited to, any debt owed by Seller to any party and all such other Liabilities of Seller shall be retained by and remain obligations and liabilities of Seller or its Affiliates (all such Liabilities of Seller not being assumed are referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing, the following Liabilities of Seller shall be Excluded Liabilities for the purpose of this Agreement, all Liabilities of Seller:

(a) relating to or arising under or in connection with any Plan, any “employee benefit plan” (as each is defined herein), or any other benefit plan, program or arrangement of any kind at any time maintained, sponsored or contributed or required to be contributed to by Seller or any Person that is or has ever been under common control, or that is or has ever been treated as a single employer, with Seller under the Code (“ERISA Affiliate”) or with respect to which Seller or any ERISA Affiliate has any Liability, including but not limited to, any accrued obligations owed or owing to any Person, including but not limited to, the employee benefits listed on Schedule 2.5(a);

(b) pertaining to the pre-Closing Date employment or service with, or termination from employment or service from, Seller or any ERISA Affiliate, of any individual;

(c) relating to any claims (whether asserted before or after the Closing Date) for any breach of a representation, warranty or covenant, or for any claim for indemnification,

contained in any Assumed Contract agreed to be performed pursuant to this Agreement by Buyer, to the extent that such breach or claim arises out of or by virtue of Seller’s performance or nonperformance thereunder prior to the Closing Date, it being understood that, as between the Parties hereto, this subsection shall apply notwithstanding any provision which may be contained in any form of consent to the assignment of any such Assumed Contract, which by its terms, imposes such Liabilities upon Buyer and which assignment is accepted by Buyer notwithstanding the presence of such a provision;

(d) arising under product warranty or other warranty Liabilities of Seller with respect to any products, merchandise or services of the Business sold or rendered on or prior to the Closing Date; it being understood and agreed that any such claim or Liability asserted after the Closing Date arising out of any such sale or service prior to the Closing Date shall be considered to be a claim against or a Liability of Seller and therefore not assumed hereunder by Buyer;

(e) with respect to Seller’s failure to take reasonable steps to safeguard the Business Systems;

(f) for injury to or death of persons or damage to or destruction of property (including, without limitation, any worker’s compensation claim) with respect to acts or omissions by Seller that occur on or prior to the Closing Date regardless of when said claim or Liability is asserted, including, without limitation, any claim for consequential damages in connection with the foregoing; it being understood and agreed that any such claim or Liability asserted after the Closing Date, but arising from acts or omissions by Seller which occur before the Closing Date shall be considered to be a claim against or a Liability of Seller for injury to or death of persons or damages to or destruction of property and therefore not assumed hereunder by Buyer;

(g) arising out of infringement for misappropriation of or other conflict with the Intellectual Property of any Person to the extent the same arise out of acts or omissions occurring on or prior to the Closing Date;

(h) arising out of any violation by Seller of any Laws, including any Environmental Law occurring on or prior to the Closing Date;

(i) in respect of any Claim related to the Business or any Purchased Asset arising prior to the Closing Date (whether asserted or commenced before or after the Closing Date);

(j) relating to or arising out of the Excluded Assets;

(k) with respect to Indebtedness of Seller or dividends payable by Seller whether incurred or accrued before or after the Closing Date;

(l) relating to the capital stock of Seller or the partnership interests, membership interests or any shareholder or partnership operating agreements to which Seller is party;

(m) relating to obligations of Seller under this Agreement or any Transaction Document;

(n) relating to claims or items set forth on Schedule 3.8;

(o) relating to any transactions between Seller and any of its Insiders whether occurring before or after the Effective Date;

(p) any Taxes that are not included in the definition of Assumed Liabilities and that relate to the Purchased Assets or the Business and that arose before the Effective Date (excluding any Transfer Taxes and excluding Property Taxes to the extent specified in Assumed Liabilities);

(q) relating to Liens on the Purchased Assets arising before the Effective Date, to the extent not an obligation arising on or after the Effective Date under the Assumed Contracts or that do not constitute Assumed Liabilities;

(r) any amounts payable for fees or expenses incurred by Seller in respect to this Agreement, the agreements contemplated hereby and/or the Contemplated Transactions or otherwise in connection with Seller’s sale of the Business, including, all amounts payable to Shuttleworth & Ingersoll, P.L.C., to Frederick Swartz & Co., PC or any of their respective Affiliates and all amounts payable in connection with any employee or consultant transaction bonuses;

(s) any amounts payable to any Affiliate of Seller; and

(t) without limitation by the specific enumeration of the foregoing, any other obligation or Liability of Seller not expressly included in the definition of Assumed Liabilities.

2.6 Assignment of Contracts and Rights.

(a) General. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

(b) In the Event a Consent is Not Obtained. In the event any such consent is not obtained on or before the Closing Date, the Parties to this Agreement will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of any other Person to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, the Parties will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.

(c) Payment of Monies Received. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, including but not limited to, any payments in connection with any Accounts Receivable, except to the extent the same represents an Excluded Asset.

2.7 Closing. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to the terms of this Agreement (the “Closing”) shall take place on the date hereof via facsimile or electronic mail (or at such other time or place or by such other method as Buyer and Seller may agree) and shall be effective as of the Effective Date. At the Closing simultaneously with the execution of this Agreement:

(a) Deliverables to Buyer. Buyer shall have received copies of the following documents:

(i) the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”) executed by Seller;

(ii) the Consulting Agreement in the form attached hereto as Exhibit C (the “Consulting Agreement”) executed by Shareholder;

(iii) the Escrow Agreement executed by Seller and Escrow Agent;

(iv) the Copyright Assignment in the form attached hereto as Exhibit D (the “Copyright Assignment”) executed by Seller;

(v) the Trademark Assignment in the form attached hereto as Exhibit E (the “Trademark Assignment”) executed by Seller;

(vi) the Domain Name Transfer Agreement in the form attached hereto as Exhibit F (the “Domain Name Transfer Agreement”) executed by Seller;

(vii) the Limited Release Agreement in the form attached hereto as Exhibit G (the “Limited Release Agreement”) executed by Shareholder and Seller;

(viii) Schedules to this Agreement;

(ix) certificate issued by the Secretary of State of North Carolina as to Seller’s legal existence and good standing;

(x) certificate issued by the Secretary of State of North Carolina certifying Seller’s Articles of Incorporation;

(xi) certificates of an appropriate officer of Seller as to the incumbency and signatures of Seller’s officers executing this Agreement and the Ancillary Agreements;

(xii) copies of the resolutions duly adopted by the board of directors of Seller and Shareholder authorizing Seller to enter into and perform this Agreement and the Ancillary Agreements, and to consummate the Contemplated Transactions certified by an appropriate officer of Seller;

(xiii) the Bylaws and Articles of Incorporation of Seller certified by a proper officer of Seller as in full force and effect on and as of the Closing Date;

(xiv) the Preliminary Closing Balance Sheet;

(xv) [RESERVED];

(xvi) a certificate of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Code satisfactory to Buyer;

(xvii) [RESERVED];

(xviii) fully executed UCC-3 termination statements and other terminations, pay-offs and/or releases, or, at Buyer’s option, assignments, necessary to terminate, release or assign, as the case may be, all Liens on any Purchased Asset; and

(xix) all other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the Contemplated Transactions and carry out the purposes and intent of this Agreement.

(b) Deliverables to Seller. Seller, shall have received each of the following:

(i) the Purchase Price less the Escrow Deposit (which shall be delivered to Escrow Agent by Buyer), and either plus the Preliminary Adjustment Increase Amount, or minus Preliminary Adjustment Decrease Amount (as set forth in Section 2.8 below);

(ii) the Assignment and Assumption Agreement executed by Buyer;

(iii) the Consulting Agreement for Shareholder executed by Buyer;

(iv) the Domain Name Transfer Agreement executed by Buyer;

(v) the Trademark Assignment executed by Buyer;

(vi) the Copyright Assignment executed by Buyer;

(vii) the Escrow Agreement executed by Buyer and Escrow Agent;

(viii) the Limited Release Agreement executed by Buyer;

(ix) all other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the Contemplated Transactions and carry out the purposes and intent of this Agreement.

2.8 Purchase Price Adjustment.

(a) At least three (3) business days prior to the Closing Date, Seller shall prepare in good faith and provide the Buyer an estimate of the Closing Working Capital (the “Estimated Working Capital”), together with reasonable supporting documentation, and Seller shall make appropriate personnel reasonably available to discuss such estimate with Buyer prior to the Closing.

(b) General.

(i) At Closing, as an adjustment to the Purchase Price, if any,

(1) if Estimated Working Capital is a smaller number than the Base Working Capital, then the Purchase Price shall be initially reduced by the amount by which Base Working Capital exceeds Estimated Working Capital (the “Preliminary Adjustment Decrease Amount”); or

(2) if Estimated Working Capital is a larger number than the Base Working Capital, then the Purchase Price shall be initially increased by the amount by which Estimated Working Capital exceeds the Base Working Capital (the “Preliminary Adjustment Increase Amount”).

(ii) After the Closing, as an adjustment to the Purchase Price, if any,

(1) if Final Working Capital is a smaller number than the Estimated Working Capital, then the Purchase Price (as adjusted by Section 2.8) shall be reduced by the amount by which the Estimated Working Capital exceeds Final Working Capital (the “Post-Closing Adjustment Decrease Amount”), and within ten (10) Business Days following the determination of Final Working Capital in accordance with Section 2.8(c), Seller shall deliver or cause to be delivered to Buyer the Post-Closing Adjustment Decrease Amount; or

(2) if Final Working Capital is a larger number than the Estimated Working Capital, then the Purchase Price (as adjusted by Section 2.8) shall be increased by the amount by which Final Working Capital exceeds the Estimated Working Capital (the “Post-Closing Adjustment Increase Amount”), and within ten (10) Business Days following the determination of Final Working Capital in accordance with Section 2.8(c), Buyer shall deliver or cause to be delivered to Seller the Post-Closing Adjustment Increase Amount by wire transfer of immediately available funds.

(c) Definitions. The following terms, as used herein, have the following meanings:

“Base Working Capital” means Fifty Thousand Dollars ($50,000).

“Closing Balance Sheet” means a balance sheet for the Business as of the close of business on the day immediately preceding the Closing Date that (x) fairly presents the financial position of the Business as at the close of business on the day immediately preceding the Closing Date on a basis consistent with the presentation in the Financial Statements, (y) includes line items substantially consistent with those used in the preparation of the Financial Statements and (z) is prepared in accordance with GAAP as consistently applied and, without limiting the generality of the foregoing.

“Closing Working Capital” means the current assets to the extent included in the Purchased Assets (as determined in accordance with GAAP as in effect on the day immediately preceding the Effective Date and as consistently applied in the Financial Statements) of the Business (excluding cash, cash equivalents, any inter and intra company accounts, notes and other receivables from Seller and any of its Affiliates, Excluded Accounts Receivable, and all other Excluded Assets), all as of the close of business on the day immediately preceding the Effective Date. For purposes of the Accounts Receivable of Seller included in the current asset category for Closing Working Capital, the Accounts Receivable of Seller shall include, without limitation, (a) all revenue to be received from credit card applications applied or approved prior to Closing as reported by third party providers and the credit card issuers, and (b) all bonus payments to be received from such providers or issuers with respect to the period prior to Closing (with payments prorated based on number of days prior to Closing versus after Closing for any period beginning prior to Closing but ending after Closing).

“Final Working Capital” means Closing Working Capital (i) as shown in Buyer’s calculation delivered pursuant to Section 2.8(c) if no timely Objection Notice with respect thereto is delivered by Seller to Buyer pursuant to Section 2.8(d) or (ii) if such Objection Notice is delivered by Seller to Buyer, (A) as agreed by Seller and Buyer pursuant to Section 2.8(e) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.8(e).

(d) Preparation of the Closing Balance Sheet and Working Capital Certificate. As promptly as practicable after the Closing Date, Buyer will cause the Closing Balance Sheet to be prepared and prepare a certificate based on such Closing Balance Sheet setting forth the Closing Working Capital (the “Closing Working Capital Certificate”). As promptly as practicable, but no later than sixty (60) days, after the Closing Date or such later date as Seller and Buyer agree, Buyer will cause the Closing Working Capital Certificate to be delivered to Seller. Seller and Buyer will, and will cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital and in the conduct of the audits and reviews referred to in this Section 2.8, and each of Seller and Buyer agree to make available, and provide reasonable access, to the other upon reasonable request and to the extent necessary, all books, records, work papers, personnel and other backup documents reasonably necessary to assist in the analysis of the Closing Working Capital and the Closing Balance Sheet.

(e) Disagreement by Seller. If Seller disagrees with Buyer’s calculation of Closing Working Capital, as set forth on the Closing Working Capital Certificate, Seller may, within twenty (20) days after receipt of the documents referred to in Section 2.8(c), deliver written notice to Buyer disagreeing with such calculation and setting forth Seller’s calculation of the Closing Working Capital (an “Objection Notice”). Any Objection Notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the calculation of Closing Working Capital delivered by Buyer pursuant to Section 2.8(c).

(f) Dispute Resolution.

(i) If an Objection Notice shall have been timely delivered by Seller to Buyer pursuant to Section 2.8(d), Seller and Buyer shall, during the twenty (20) days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Working Capital, which amount may be more or less than the amount shown in Buyer’s calculation thereof delivered pursuant to Section 2.8(c) or may be more or less than the amount shown in Sellers’s calculation thereof delivered pursuant to Section 2.8(d). If, during such period, Seller and Buyer are unable to reach agreement, then the disputed items shall be resolved by Ernst & Young, or if such firm declines to act in such capacity, or if such firm cannot provide the calculation in a timely fashion acceptable to both Buyer and Seller, then by such other firm of independent nationally recognized accountants having no material relationship with any Party and reasonably acceptable to both Seller and Buyer (the “Accounting Referee”).

(ii) Buyer and Seller shall jointly instruct the Accounting Referee that it (1) shall act as an expert in accounting, and not as arbitrators, to resolve, in accordance with GAAP as in effect on the day immediately preceding the Effective Date and as consistently applied in the Financial Statements, only the matters specified in any timely delivered Objection Notice that remain in dispute, (2) shall adjust the calculation of Closing Working Capital based thereon to reflect such resolution, and (3) shall deliver to Buyer and Seller a written decision as promptly as practicable and in any event within seventy-five (75) days following the submission of the matters that remain in dispute to the Accounting Referee for resolution. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation.

(iii) Each Party agrees to execute, if requested by the Accounting Referee, a reasonable engagement letter. The cost of such review and report (including any retainer) shall be borne (1) by Buyer if Seller’s calculation of Closing Working Capital is closer to Final Working Capital than Buyer’s calculation thereof, (2) by Seller if the reverse is true and (3) otherwise equally by Buyer and Seller. However, initially, any retainer charged by the Accounting Referee shall be paid 50% by Buyer and 50% by Seller.

(iv) All determinations made by the Accounting Referee shall be final, conclusive and binding on the Parties, and the Closing Working Capital, as modified by the determination of the Accounting Referee, shall be deemed to be the Final Working Capital.

(g) Cooperation. With respect to Section 2.8(f), the Accounting Referee shall be requested to complete its engagement within seventy-five (75) days of being retained. Notwithstanding any unresolved dispute pending between Buyer and Seller pursuant to Section 2.8(e) regarding the Closing Working Capital, to the extent that Buyer and Seller agree on portions of the Closing Working Capital, such that some amount is known to be owed from one party to the other, Seller and Buyer agree to pay, pursuant to Section 2.8(a), without reservation or delay, any amounts that are not the subject of a good faith dispute pursuant to Section 2.8(e).

(h) Time of Payment. Any payment pursuant to this Section 2.8 (other than the payments at Closing regarding Estimated Working Capital) shall be made at a mutually convenient time and place (i) within 30 days after Buyer’s delivery of the documents referred to in Section 2.8(c) if no notice of disagreement with respect to the Closing Working Capital is delivered by Seller or (ii) if a notice of disagreement with respect to the Closing Working Capital is so delivered then within ten (10) days after the earlier of (A) agreement between Seller and Buyer pursuant to Section 2.8(e) with respect to the Closing Working Capital and (B) delivery of the calculation of the Closing Working Capital by the Accounting Referee pursuant to Section 2.8(e). Any amount owed under this Section 2.8 not timely paid on the due date as determined pursuant to this Section 2.8 shall bear interest from the date such payment was due until paid at an annual rate of fifteen percent (15%) per annum.

(i) Method of Payment. Any payments pursuant to this Section 2.8 shall be made by delivery by Seller, or Buyer, as the case may be, via wire transfer of immediately available funds to Buyer or Seller, as the case may be, or by causing such payments to be credited to such account of Seller or Buyer as may be designated by Seller or Buyer.

2.9 Earn-Out Payments.

(a) Earn-Out Determination.

(i) After each Earn-Out Period, but in no event later than ninety (90) days after each such Earn-Out Period, Buyer shall deliver to Seller a written statement setting forth the proposed calculation of EBITDA for such Earn-Out Period (the “Proposed EBITDA”); and

(ii) If Seller disagrees in any respect with Buyer’s calculation of the Proposed EBITDA, Seller shall deliver a dispute notice (the “Dispute Notice”) to Buyer within sixty (60) days of receiving the Proposed EBITDA for the applicable Earn-Out Period.

(iii) If Seller does not deliver a Dispute Notice to Buyer within sixty (60) days of receiving the Proposed EBITDA for the applicable Earn-Out Period, then the Proposed EBITDA for such Earn-Out Period shall be the EBITDA for the applicable Earn-Out Period.

(iv) If Seller does deliver a Dispute Notice to Buyer (which Dispute Notice must set forth, in reasonable detail, (x) the items and amounts in dispute and an alternative amount for each such disputed item and (y) a calculation by Seller of the EBITDA for such Earn Out Period) within such 60-day period commencing on the date that Seller receives the Proposed EBITDA from Buyer, Buyer and Seller will use reasonable efforts to resolve the dispute during the 30-day period commencing on the date Buyer receives the Dispute Notice from Seller.

(v) The only basis on which Seller may dispute any matter in the Proposed EBITDA are: (1) the inaccuracy of such matter, whether factually or numerically, (2) the Proposed EBITDA, or any element thereof, or both, are not prepared as provided in this Agreement, or (3) a breach by Buyer of any other provision of this Section 2.9, including Schedule 2.9.

(vi) If Buyer and Seller do not obtain a final resolution within the 30-day period commencing on the date Buyer receives a Dispute Notice from Seller, then the items in dispute shall be submitted immediately to the Accounting Referee. Buyer and Seller shall jointly instruct the Accounting Referee that it (1) shall act as experts in accounting, and not as arbitrators, to resolve, in accordance with GAAP and this Agreement, only the matters specified in any timely delivered a Dispute Notice that remain in dispute, (2) shall adjust the calculation of Proposed EBITDA for such Earn-Out Period based thereon to reflect such resolution, (3) may not determine an amount of EBITDA for such Earn-Out Period in excess of that claimed by Seller or less than that claimed by Buyer, and (4) shall deliver to Buyer and Seller a written decision of its calculation of EBITDA as promptly as practicable and, in any event, within seventy-five (75) days following the submission of the matters that remain in dispute to the Accounting Referee for resolution. Each Party agrees to execute, if requested by the Accounting Referee, a reasonable engagement letter. The cost of such review and decision by the Accounting Referee (including any retainer) shall be borne (x) by Buyer if Seller’s calculation of Proposed EBITDA for such Earn-Out Period is closer to the EBITDA for such Earn-Out Period than Buyer’s calculation of the Proposed EBITDA, or (y) by Seller if the reverse is true. However, initially, any retainer charged by the Accounting Referee shall be paid 50% by Buyer and 50% by Seller. All determinations made by the Accounting Referee shall be final, conclusive and binding on the Parties, and the EBITDA for such Earn-Out Period, as modified by the determination of the Accounting Referee, shall be deemed to be the EBITDA for such Earn-Out Period.

(vii) Subject to Section 7.6, within five (5) days after final determination of EBITDA for such Earn-Out Period pursuant to Sections 2.9(a)(iii) and 2.9(a)(vi), as applicable, Buyer shall deliver to Seller the payment by wire transfer in immediately available funds of the Earn-Out Payment calculated based on the EBITDA calculation for such Earn-Out Period (determined pursuant to Sections 2.9(a)(iii) or 2.9(a)(vi)).

(viii) Buyer shall make the following records and information available to Seller and its representatives during normal business hours at any time during and following the Earn-Out Periods, including, without limitation, for the review by Seller of, and the resolution of any objections with respect to, the Proposed EBITDA or in connection with the preparation of the Dispute Notice: (A) financial and business records regarding the calculation of EBITDA, (B) financial information regarding the monthly income and commission listings from each vendor and monthly expense reports, and (C) other operating information that in the reasonable judgment of Buyer is necessary for Seller to understand the calculation of EBITDA and the performance of the Business. Seller shall not disclose or make use of any such information other than to the extent necessary to review the calculation of Proposed EBITDA and enforce its rights under this Agreement and such information shall be deemed “confidential information” and subject to the terms of Section 5.2.

(ix) During the Earn-Out Periods, Buyer shall provide Seller with the following regarding the Business: (1) monthly financial statements, (2) monthly payroll reports; (3) continuous access to on-line reports for the purpose of tracking page views, clicks, applications, and approvals; and (4) access to Buyer prepared reports detailing SEM and SEO metrics. Seller shall not disclose or make use of any such information other than needed to track the performance of the Business and to enforce Seller’s rights under Section 2.9 and such information shall be subject to the terms of Section 5.2.

(b) Additional Earn-Out Provisions. The provisions of Schedule 2.9 are incorporated herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered herewith to Buyer, Seller and Shareholder together, jointly and severally, hereby represent and warrant to Buyer that:

3.1 Corporate Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted. Seller has heretofore delivered to Buyer true and complete copies of the By-laws and Articles of Incorporation of Seller as currently in effect.

3.2 Authorization; Qualification.

(a) Seller Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. Each of this Agreement and each Ancillary Agreement to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller enforceable in accordance with its terms.

(b) Qualification. Seller is duly qualified to do business in each jurisdiction listed on Schedule 3.2(b), and Seller is not required to be qualified in any other jurisdiction, except where the failure to be so qualified would not have a Material Adverse Effect.

(c) Shareholder Authorization. Each of this Agreement and each Ancillary Agreement to which Shareholder is a party has been duly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable in accordance with its terms.

3.3 Governmental Authorization; Consents.

(a) No Required Action. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party require no action by or in respect of, or filing with, any Governmental Body.

(b) No Required Consents. Except as set forth in Schedule 3.3(b), no consent, approval, waiver or other action (a “Required Consent”) by any Person under any Contract to which Seller is a party or is bound is required or necessary for the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, or for the consummation of the Contemplated Transactions.

(c) No Remedial Action or Consents Regarding Seller. The execution, delivery and performance by Shareholder of this Agreement and each of the Ancillary Agreements to which Shareholder is a party require no action by or in respect of, or filing with, any Governmental Body. Except as set forth in Schedule 3.3(b), no Required Consent by any Person under any Contract to which Shareholder is a party or is bound is required or necessary for the execution, delivery and performance by Shareholder of this Agreement and each Ancillary Agreement to which Shareholder is a party, or for the consummation of the Contemplated Transactions.

3.4 Non-Contravention. The execution, delivery and performance by Seller and Shareholder of this Agreement and each Ancillary Agreement to which Seller and Shareholder is a party, as applicable, and the consummation of the Contemplated Transactions by Seller, do not and will not (a) contravene or conflict with the bylaws and articles of incorporation of Seller, (b) assuming compliance with the matters referred to in Section 3.3(a), contravene or conflict with any provision of any Law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Seller, Shareholder or the Business; (c) assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, or to a loss of any benefit, relating to the Business to which Seller or Shareholder is entitled under any provision of any Contract binding upon Seller or Shareholder, or (d) except as would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect, and assuming receipt of all Required Consents, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the Purchased Assets pursuant to, any Contract or Permit to which Seller or Shareholder is a party or by which any of their respective assets or properties is bound or affected.

3.5 Assets.

(a) Upon consummation of the transactions contemplated pursuant to the terms of this Agreement at Closing, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens.

(b) The Purchased Assets (along with the Excluded Assets) constitute all the properties, assets and right that are necessary to conduct the Business as currently conducted by Seller. At all times since the Interim Balance Sheet Date, Seller has caused the Purchased Assets to be maintained in accordance with good business practice, and all the Purchased Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended, with the exception of ordinary wear and tear.

(c) Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to Buyer without penalty or other adverse consequences. Upon the consummation of the Closing, Buyer will own with good, valid and marketable title or lease under valid and subsisting leases the interests of Seller in the Purchased Assets, free and clear of any Liens, and without incurring any penalty or any increase in rentals, royalties, license fees or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

(d) The Business can maintain present operational and activity levels and any planned expansion of operations and activity levels upon which financial projections provided to Buyer have been based without a material increase in capital or operating expenditures other than as proposed and described in reasonable detail in Seller’s budget for the current fiscal year, a copy of which has been previously provided to Buyer.

3.6 Tangible Personal Property.

(a) Schedule 3.6(a) lists each item or distinct group of equipment, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property used in the Business (the “Tangible Personal Property”).

(b) Schedule 3.6(b) sets forth a true and complete list of all leases and subleases for Tangible Personal Property and any and all ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).

(c) Seller has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

3.7 No Undisclosed Liabilities. Except as set forth in Schedule 3.7 or as set forth on the Interim Balance Sheet, there are no Liabilities of Seller for the Business (and there is no existing condition, situation, set of circumstances or basis therefor which could reasonably be expected to result in a liability of Seller for the Business) other than current liabilities (as determined in accordance with GAAP as in effect on the day immediately preceding the Closing Date and as consistently applied in the Financial Statements) that have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business.

3.8 Litigation. Except as disclosed in Schedule 3.8 (which, with respect to each Claim set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no, and in the past five (5) years there have not been any, Claims by or against Seller or any of its directors, officers, stockholders or employees, or affecting any of the Purchased Assets or the Business pending, before any Governmental Body (or, to the knowledge of Seller, threatened to be brought by or before any Governmental Body). None of the matters set forth in Schedule 3.8, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of any of the Contemplated Transactions.

3.9 Contracts.

(a) List of Contracts. Schedule 3.9(a) contains a complete list of all of the Contracts (and accurate descriptions of the material terms of such Contracts to the extent such Contracts are oral) with respect to the Business.

(b) Status of Contracts. Except as set forth on Schedule 3.9(b):

(i) each Contract to which Seller is a party is a valid and binding agreement of Seller, enforceable against Seller, in accordance with its terms, and to Seller’s Knowledge, each Contract is a valid and binding agreement of the other parties thereto;

(ii) Seller has fulfilled all obligations required, pursuant to the Contracts to which Seller is a party, to have been performed by Seller on or prior to the date hereof and Seller has no reason to believe that it will not be able to fulfill, when due, all of its material obligations under such Contracts which remain to be performed after the date of this Agreement, if the Closing does not occur;

(iii) Seller is not in breach of or default under any Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any Lien thereunder or pursuant thereto;

(iv) To Seller’s Knowledge, there is no existing breach or default by any other party to any Contract to which Seller is a party, and, to Seller’s Knowledge, no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any Lien thereunder or pursuant thereto; and

(v) Seller is not restricted, by any Contract, from carrying on its Business anywhere in the world.

(c) Disclosure of Contracts. The mere delivery of a Contract (or its description on Schedule 3.9(a)) shall not in and of itself constitute a disclosure by Seller or Shareholder of any item the specific disclosure of which is required pursuant to this Agreement.

(d) Copies of Contracts. Except as set forth on Schedule 3.9(d), complete and accurate copies of these Contracts listed on Schedule 3.9(a) have been provided to Buyer.

3.10 Technology and Intellectual Property.

(a) General. Except as set forth on Schedule 3.10(a), the Business Intellectual Property owned by Seller or licensed for use by Seller in the conduct of the Business is free and clear of all Liens. Except as set forth on Schedule 3.10(a), the conduct of the Business as currently conducted, does not, nor, to Seller’s Knowledge, will the Business as proposed to be conducted, infringe the Intellectual Property of any other Person. Except as set forth on Schedule 3.10(a), Seller has not received any written notice alleging the infringement of the Intellectual Property of any other Person by Seller or any Affiliate of Seller or challenging the validity or enforceability of any of the Business Intellectual Property, and, there are no Claims pending (or to Seller’s Knowledge threatened) against Seller or any Affiliate of Seller with respect to any Intellectual Property. To Seller’s Knowledge, except as set forth on Schedule 3.10(a), as of the date of this Agreement, no other person is infringing or violating any of the Business Intellectual Property. As of the date of this Agreement, Seller has not transferred any rights of Seller to the Business Intellectual Property being sold hereunder to Buyer to any other Person except to Buyer as set forth in this Agreement.

(b) Seller Maintenance of the Business Intellectual Property. Except as set forth on Schedule 3.10(b)(i), Seller has maintained its confidential information and trade secrets in confidence, including entering into Contracts that require licensees, contractors and other third Persons with access to such confidential information and trade secrets to keep such confidential information and trade secrets confidential. Except as set forth on Schedule 3.10(b)(ii), all employees and consultants of Seller have entered into valid and binding agreements with Seller sufficient to vest title in Seller of all Business Intellectual Property created by such employees or consultants in the scope of their employment or consultancy. Except as set forth on Schedule 3.10(b)(iii), to the extent that any Business Intellectual Property has been developed or created by a third party for exclusive use by Seller, Seller has a written agreement with such third party with respect thereto and thereby either (i) obtained ownership of, and is the exclusive owner of, or (ii) obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work.

(c) Effect of Transaction on the Business Intellectual Property. Except as set forth on Schedule 3.10(c), the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Seller in the Business Intellectual Property or result in the breach or termination of any Contract to which Seller is a party respecting any of the Business Intellectual Property. Further, except as set forth on Schedule 3.10(c), the consummation of the transactions contemplated by this Agreement will not trigger any provision of any Contract of Seller or Shareholder that purports to obligate Seller or Shareholder to (i) grant to any third party any rights or licenses with respect to Business Intellectual Property; or (ii) increase the royalties or other amounts payable for licenses to Business Intellectual Property in excess of that being paid by Seller prior to the Closing.

(d) Registered Intellectual Property. Schedule 3.10(d) sets forth a complete and correct list of all patents and registered Intellectual Property and all pending applications for registration or patent of Intellectual Property owned, filed or used exclusively by or on behalf of Seller. Seller has registered all of Seller’s domain names required to be registered with a registrar and has paid all fees due as a result of such registration in connection with such domain names.

(e) Business Systems. The computer systems, including the software, firmware, hardware, networks, interfaces, and related systems owned or used by Seller in the conduct of the Business (collectively, “Business Systems”) are materially sufficient for the Business as of the Closing. In the last twelve (12) months, there has been no material disruption, interruption or outage to any Business System, other than such disruptions, interruptions or outages generally affecting other similar situated business. Seller has taken commercially reasonable steps to provide for the back-up and recovery of the data and information used in the conduct of the Business. No source code for any Business System exclusively licensed to Seller has been delivered, contributed, licensed, or made available to any other Person (including any developer participating in any open source project) who is not, as of the date of this Agreement, an employee or consultant of Seller, and Seller has no duty (present, contingent or otherwise) to do the same.

(f) Personal Information. Seller is in compliance with (i) all applicable Laws of any Governmental Body governing the collection, use or transfer of personal information and (ii) Seller’s privacy policies or related policies, programs or other notices that concern Seller’s collection or use of personal information.

(g) Intellectual Property Necessary to Operate Business. Except as set forth on Schedule 3.10(g), the Business Intellectual Property includes all of the Intellectual Property that is necessary to or used in the operation of the Business, and there are no other items of Intellectual Property that are material to the operation of the Business as currently conducted or as currently proposed to be conducted. The Owned Intellectual Property and, to Seller’s Knowledge, the Licensed Intellectual Property, are subsisting, valid and enforceable, and are not subject to any Claim of invalidity or unenforceability in whole or in part or is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Business Intellectual Property or impairing the validity or enforceability of such Business Intellectual Property.

(h) Software. Except as set forth on Schedule 3.10(h), the Software used in the Business does not use any Publicly Available Software in a manner that subjects the Software to the license obligations of the Publicly Available Software.

(i) Name LinkSpectrum. The corporate name “LinkSpectrum” has no intrinsic or material commercial value for the Business as conducted by Seller or for the enforcement of any of Buyer’s rights related to the operation or ownership of the Purchased Assets.

3.11 Financial Information.

(a) Seller has delivered to Buyer true and complete copies of (i) the unaudited cash basis balance sheet of the Business as of December 31, 2006 and the unaudited accrual basis balance sheet of the Business as of December 31, 2007, together with the related unaudited statements of revenue, costs and expenses for the Business for the years ended December 31, 2006 (on a cash basis) and December 31, 2007 (on an accrual basis), and (ii) the unaudited balance sheet of the Business as of July 31, 2008 (the “Interim Balance Sheet”) together with the related unaudited statements of revenues, costs and expenses of the Business for the seven (7) month period ended July 31, 2008 (collectively, such financial statements referred to in (i) and (ii) above shall be referred to as the “Financial Statements”). Except as set forth on Schedule 3.11(a), the Financial Statements (x) fairly present, subject to normal year-end adjustments and footnotes, in all material respects the financial condition and results of operations of the Business at and as of the date thereof and for the period covered thereby, (y) were compiled from books and records regularly maintained by management of Seller used to prepare the financial statements of Seller, and (z) the Financial Statements in subsection (ii) above (the “July 2008 Financial Statements”) were prepared in accordance with GAAP, subject to normal year-end adjustments and footnotes.

(b) Except as and to the extent reflected on the July 2008 Financial Statements or on Schedule 3.11(b), Seller has no Liabilities of a nature customarily reflected on a balance sheet other than Liabilities incurred since December 31, 2007, in the Ordinary Course of Business and consistent with past practice.

(c) The Financial Statements were prepared from and are consistent with the accounting records of the Business. Such accounting records, all of which have been made available to Buyer, are complete and correct in all material respects, represent actual, bona fide transactions, and have been maintained generally in accordance with sound business practices. Seller has also made available to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or audit committee during the 36 months preceding the Effective Date relating to the Business, together with copies of all responses thereto.

3.12 Events Subsequent to Date of Balance Sheet. Since December 31, 2007, except as set forth on Schedule 3.12, the Business has been conducted in the Ordinary Course of Business and has not sustained any Material Adverse Effect nor, to Seller’s Knowledge, has there been any act or omission that, solely through the passage of time, would reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.12, since December 31, 2007 and until the date of this Agreement:

(a) Seller has carried on the Business in the Ordinary Course of Business in all material respects;

(b) Seller has not, except in the Ordinary Course of Business, sold, leased, transferred, or assigned any of the properties, rights or assets of Seller relating to the Business having a value in excess of $75,000 in the aggregate;

(c) Seller has not, except in the Ordinary Course of Business, entered into any Contract or agreed to any material modification, amendment or extension of any Contract requiring or likely to require payments to or from Seller in any one year of more than $75,000 in the aggregate;

(d) Seller has not incurred any Liabilities which in the aggregate are material to the Business, other than those Liabilities set forth in the Financial Statements or in the Ordinary Course of Business;

(e) Seller has not increased the salary or other compensation payable or to become payable to any employee of the Business or made any declaration, payment, commitment, or obligation of any kind for the payment of additional salary or compensation to any such person other than consistent with past practices and not exceeding five percent (5%) of the salary and benefits paid in respect to such employees;

(f) No material asset of the Business has been destroyed, materially damaged, or lost, whether or not covered by insurance;

(g) Seller has not changed accounting methods or practices (including, without limitation, any change in depreciation or amortization methods, policies, or rate) relating to the Business or the Purchased Assets, except as required by GAAP or changes in GAAP;

(h) Seller has not waived or released any right or claim relating to the Business or cancelled any debts or claims relating to the Business, except in the Ordinary Course of Business;

(i) Seller has not mortgaged, pledged, or, subjected to Lien, charge, or other encumbrance (other than a Permitted Lien), any of the Purchased Assets;

(j) Seller has not issued or sold any shares of capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of Seller;

(k) Seller has not made any changes in the methods of operations of the Business, including practices and policies relating to manufacturing, purchasing, paying, inventories, Accounts Receivable, marketing, selling, pricing, billing or collecting and has not engaged in (i) any practice which would have the effect of accelerating to pre-Closing Date periods collections of Accounts Receivable that would otherwise be expected (based on past practice) to be made in post-Closing periods, (ii) any practice that would have the effect of postponing to post-Closing periods payments by Seller or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing Date periods or (iii) any other promotional sales, discount activity or deferred revenue activity, in each case in this clause (iii) in a manner outside the ordinary course of business or inconsistent with past practice;

(l) Seller has not made, revoked or changed any Tax election or method of Tax accounting, or settled or compromised any liability with respect to Taxes of Seller;

(m) Seller has not made any loan to, guaranteed any Indebtedness of or otherwise became liable for any Indebtedness on behalf of, any Person;

(n) Seller has not entered into any agreement, arrangement or transaction with any of its Affiliates, directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(o) Seller has not terminated, discontinued, closed or disposed of any facility or other business operation, or laid off any employees or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Code or announced or planned any such action or program for the future;

(p) Seller has not disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, Seller has any right, title, interest or license;

(q) Seller has not failed to maintain the property and equipment of the Business in good repair and operating condition, ordinary wear and tear excepted;

(r) Seller has not suffered any casualty loss or damage with respect to any of the Purchased Assets that in the aggregate have a replacement cost of more than $50,000, whether or not such loss or damage shall have been covered by insurance;

(s) Seller has not amended or restated the articles of incorporation or the bylaws of Seller;

(t) Seller has not (i) abandoned, sold, assigned, or granted any security interest in or to any of Seller’s rights in the Business Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, required of Seller or its Affiliates in order to maintain and protect Seller’s interest in such Intellectual Property, (ii) granted to any third party any license with respect to any Business Intellectual Property, (iii) developed, created or invented any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to the Interim Balance Sheet Date) or (iv) disclosed, or allowed to be disclosed, any confidential Business Intellectual Property of Seller, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting the confidentiality thereof;

(u) Seller has not experienced or otherwise been subject to any change, event, condition or set of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and

(v) Other than pursuant to the terms of this Agreement, Seller has not committed to do any of the foregoing.

3.13 Compliance with Laws.

(a) No Violations. Seller is not in violation of, has not violated, any applicable provisions of any Laws, statutes, ordinances or regulations of any Governmental Body, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and to Seller’s Knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law, rule, ordinance or regulation applicable to the Purchased Assets or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to have, a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby.

(b) Permits. Schedule 3.13(b)(i) correctly describes each Permit material to the Business, together with the name of the Governmental Body issuing such Permit. Except as set forth on Schedule 3.13(b)(ii), such Permits are valid and in full force and effect.

(c) No Defaults. Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default by Seller under, any judgment, order or injunction of any Governmental Body or arbitrator.

3.14 Accounts Receivable. Schedule 3.14 sets forth an aged list of the Accounts Receivable as of the Interim Balance Sheet Date showing separately those Accounts Receivable that as of such date had been outstanding for (a) 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, and (d) more than 89 days. Except to the extent, if any, reserved for on the Interim Balance Sheet, all Accounts Receivable reflected on the Interim Balance Sheet arose from, and the Accounts Receivable existing as of the Closing will have arisen from, the sale of services to Persons not affiliated with Seller or any of Shareholder and in the Ordinary Course of Business and, except as reserved against on the Interim Balance Sheet, to Seller’s Knowledge, constitute or will constitute, as the case may be, only valid, undisputed claims of Seller not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice. To Seller’s Knowledge, all Accounts Receivable reflected on the Interim Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Interim Balance Sheet) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within ninety (90) days after the Closing.

3.15 Environmental Compliance. Seller has complied, and is in compliance, with all Environmental Laws. Neither Seller nor any shareholder of Seller in the past five years, has received any written complaint, demand or claim alleging that Seller is in violation of, or has any liability or investigatory, corrective or remedial obligation under, any Environmental Laws and holds, and is in compliance with, and at all times has been and been in compliance with, all permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with the Business (“Environmental Permits”). All Environmental Permits are in full force and effect. A complete list of all Environmental Permits is provided in Schedule 3.15. Seller has provided to Buyer all documents, records and information available to Seller concerning any environmental or health and safety matter relevant to Seller or to any property now or formerly owned, operated or leased by Seller, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any Governmental Body.

3.16 Customers. Listed in Schedule 3.16 are the names and addresses of the top fourteen (14) Customers (by revenue) of the Business for the fiscal year ended December 31, 2007 and for the seven (7) months ended July 31, 2008, which represents approximately one hundred percent (100%) and approximately one hundred percent (100%) of Seller’s revenue for each period, respectively (each such Customer, a “Key Customer”). Seller has not received any notice, and does not have any reason to believe that any Key Customer of the Business (a) has ceased, or intends to cease, to use the products, goods or services of Seller or has substantially reduced, or intends to substantially reduce, the use of such products, goods or services at any time or (b) will not transact business with Buyer at any time after the Closing on terms and conditions (including pricing, payment and other economic terms) that are substantially equivalent to the terms and conditions on which that customer currently transacts business with Seller. Except as set forth in Schedule 3.16, Seller has not agreed or committed to any discount, price reduction or price concession, commission, fee (including any syndication fee), or other adjustment with or for any Customer of Seller or in respect of any revenue generated from any such Customer.

3.17 Subsidiaries or Other Interests. There are no other corporations, partnerships, joint ventures, associations or other entities in which Seller owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire any of the same. Seller is not a member of (nor is any part of the Business conducted through) any partnership nor is Seller a participant in any joint venture or similar arrangement.

3.18 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.19 Real Property.

(a) Other than as set forth on Schedule 3.19, Seller does not own, and nor any of its predecessors has ever owned, any interest in any real property.

(b) Schedule 3.19 completely and accurately describes all leases and subleases of real property (the “Leases”) used by or held for use by Seller in connection with the Business, together with a description of all buildings and material fixtures and improvements erected thereon (the “Leased Real Property”), and, with respect to each Lease, sets forth the identity of the landlord or sub-landlord, the commencement date and term of such Lease, any amendment to such Lease, and the aggregate annual rent under such Lease. Schedule 3.19 sets forth and separately identifies each Lease for which the landlord or sub-landlord is an equityholder or Affiliate of any of Seller.

(c) The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by Seller or, to Seller’s Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by Seller or, to Seller’s Knowledge, by any other Person. Seller has delivered to Buyer complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.

(d) Seller is the holder of the lessee’s interest under the Leases and has not assigned the Leases nor subleased all or any portion of the premises leased thereunder. No lessor under the Leases has any Liens on, or claim to, any of the Tangible Personal Property located at the Leased Real Property except as provided under applicable Law.

(e) The Leased Real Property comprise all real property leased by Seller or otherwise used or held for use by Seller in connection with the conduct of the Business as heretofore conducted.

3.20 Customer Information. Schedule 3.20 sets forth the complete and accurate count and list of the name, address, telephone numbers and email address for each Key Customer and, at Closing, and Seller shall provide (in electronic format to the extent so available) complete and accurate Customer Information held by Seller or its Affiliates, including any and all marketing codes.

3.21 Employee Benefit Matters.

(a) Plans and Material Documents. Schedule 3.21 lists (i) “employee benefit plans” as defined in §3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) welfare benefit plans as that term is defined in §3(1) of ERISA (“Welfare Benefit Plan”); (iii) pension plans as that term is defined in §3(2) (“Pension Plan”), sponsored by Seller that are currently effective or which may have been terminated within the last 36 months including any trust, escrow or other agreement related thereto (collectively “Employee Plans”); (iv) all bonus, unit option, unit purchase, restricted unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether formal or informal, whether or not in writing, to which Seller is a party, with respect to which Seller has any obligation or that are maintained, contributed to or sponsored by Seller for the benefit of any current or former employee, officer or director of Seller; and (v) any contracts, arrangements or understandings between Seller and any employee of Seller, including any contracts, arrangements or understandings relating to the sale of the Business (all such items listed thereon, collectively, the “Plans”). For purposes of the foregoing, “Seller” shall include all corporations, or any trade or business under common control of Seller as defined in §414 of the Code.

(b) Reporting and Disclosure. Seller has provided to Buyer a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including a copy of (i) each trust agreement, insurance contract or other funding arrangement, (ii) each summary plan description, summary of material modifications, employee handbook, collective bargaining agreement or other document used to communicate the terms of the Plan to participants, (iii) the most recently filed IRS Form 5500, (iv) all rulings, determination letters, no-action letters or advisory opinions from the Internal Revenue Service, U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to any Plan received within the last 48 months, (v) Form PBGC-1 filed for each of the three most recent plan years for any “defined benefit plan” as defined in §414(1) of the Code and §3(35) of ERISA (“Defined Benefit Plan”), and (vi) actuarial reports and financial statements for each of the three most recent plan years. Seller does not have any express or implied commitment, whether legally enforceable or not, to (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide employment compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) Absence of Certain Types of Plans. None of the Plans is (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) (a “Multiple Employer Plan”) or (iii) is subject to the minimum funding standards set forth in §302 of ERISA and §412 of the Code except the Defined Benefit Plan as provided in Section 3.21(d) below. None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates Seller to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Seller. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d) Defined Benefit Plan. Seller acknowledges that it maintains a Defined Benefit Plan and except as otherwise provided agrees that: (i) full payment has been made of all amounts that are required under the terms of each Employee Plan with respect to all plan years ending prior to and including the last day of the most recent plan year ending prior to the date of the execution of this Agreement, (ii) no accumulated funding deficiency or liquidity shortfall (as those terms are defined in §302 of ERISA and §412 of the Code) has been incurred with respect to any Employee Plan, whether or not waived, (iii) the value of the assets of the Defined Benefit Plan exceeds the amount of benefit liabilities, determined on a plan termination basis using the actuarial assumptions established by the PBGC, on or prior to the date of execution of this Agreement, (iv) Seller is not required to provide security to the Defined Benefit Plan under Code §401(a)(29) and §436, (v) Seller has paid all PBGC insurance premiums for all plan years ending prior to the date of execution of this Agreement, (vi) no reportable event (as defined in §4043 of ERISA) has occurred as to which a notice would be required (without regard to monetary thresholds) to be filed with the PGBC, (vii) to the Knowledge of Seller, there are no facts or circumstances that might subject Buyer to any Tax, Liability or Penalty or that would create a Lien on the Purchased Assets for: (A) any Lien imposed under §302(e) of ERISA or §§412(m) or 436 of the Code; (B) any interest payments required under §302(e) of ERISA or §412(k) of the Code; (C) for any excise tax imposed by §4971 of the Code; or (D) for any minimum funding contributions under §302(c)(11) of ERISA or §412(c)(11) of the Code.

(e) Compliance with Applicable Law. Each Plan is now and always has been operated in all material respects in accordance with the plan documents and the requirements of all applicable Laws, including ERISA, the Code, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996. Seller has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no Knowledge of any default or violation by any party to, any Plan. No Claim is pending or, to the Knowledge of Seller, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Claim. Seller has at all times complied, and currently complies, in all material respects with the applicable continuation requirements for its Welfare Benefit Plans, including (i) §4980B of the Code (as well as its predecessor provision, §162(k) of the Code and §§601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(f) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the Internal Revenue Service, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other compliance requirement with respect to the Employee Plans have been appropriately and timely given. No trust maintained or contributed to by Seller is intended to be qualified as a voluntary employees’ beneficiary association.

(g) Absence of Certain Liabilities and Events. There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Seller has not incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists that could give rise to any such liability. Seller acknowledges and agrees that (i) neither Seller nor any Employee Plan fiduciary have violated §404 of ERISA that would subject Buyer to a Tax, Liability or Penalty or that would create a Lien on the Purchased Asset, (ii) there is no pending or threatened proceeding relating to any Employee Plan that would subject Buyer to a Tax, Liability or penalty or that would create a Lien on the Purchased Assets, (ii) neither Seller nor any fiduciary have engaged in a transaction with respect to any Employee Plan that could subject Buyer to a Tax, Liability or penalty or that would create a Lien on the Purchased Assets, (iii) the contemplated transactions in this Agreement will not result in the potential assessment of a Tax or penalty under §4975 of the Code nor result in a violation of §406 of ERISA, and (iv) the contemplated transactions in this Agreement will not result in an Employee Plan creating any Tax, Liability or penalty to Buyer or that would create a Lien on the Purchased Assets.

(h) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Body, and no fact or event exists that could give rise to any such challenge or disallowance.

(i) Internal Revenue Code §409A. Except as set forth on Schedule 3.21(i)(ii), none of the Plans is subject to Section 409A of the Code. With respect to each Plan which is (or but for an exemption could be) subject to Section 409A of the Code (i) such plan has been maintained and administered in a manner consistent with avoiding adverse tax consequences under Section 409A of the Code, (ii) the transactions contemplated by this Agreement will not result in such adverse tax consequences, and (iii) Schedule 3.21(i)(ii) contains a description of the approach taken to date with respect to each such plan to comply with (or be exempt from) Section 409A of the Code, including, as applicable a description of any transition relief utilized in connection with such Plan.

3.22 Taxes.

(a) General. Except as expressly disclosed in Schedule 3.22(a):

(i) There are no Liens for Taxes upon the Purchased Assets, and to the Knowledge of Seller, there is no basis for assertion of any claims of Liens attributable to Taxes which, if adversely determined, would result in Liability to Buyer or in a Lien on the Purchased Assets;

(ii) No portion of the Purchase Price is subject to withholding in respect of any U.S. federal income taxes (including in respect of U.S. federal income taxes under the applicable provisions of the Foreign Investment in Real Property Tax Act under Sections 897 and 1445 of the Code) or Transfer Taxes imposed by the State of North Carolina or the State of Iowa;

(iii) No Governmental Body to which Taxes have not been paid by Seller has asserted a claim for Taxes for any Tax period (or portion thereof) ending before the Effective Date;

(iv) Seller has timely paid or shall pay all Taxes owed by Seller, and all interest and penalties due thereon and payable by it, for any Tax period (or portion thereof) ending before the Effective Date (other than to the extent an Assumed Liability), the non-payment of which would result in a Lien on any Purchased Assets, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefore;

(v) Seller has filed or caused to be filed on a timely basis all Tax Returns with respect to Taxes that are or were required to be filed pursuant to applicable Laws for all periods ending prior to the Effective Date. All Tax Returns filed by Seller are materially true, correct and complete; and

(vi) Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Buyer may be liable or that would result in a Lien on the Purchased Assets.

(b) Withholding Taxes. Seller has deducted, withheld or collected all Taxes that Seller was or is required to have deducted, withheld or collected by applicable Laws, and same have been paid to the proper Governmental Body to the extent payment was required.

(c) Tax Jurisdiction. Schedule 3.22(b) contains a list of those jurisdictions in which Seller has paid Tax to a Governmental Body with respect to its 2006 and 2007 taxable years.

3.23 Labor Matters.

(a) Collective Bargaining Agreements. Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed in the Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business;

(b) Work Stoppage. There are no controversies, strikes, slowdowns or work stoppages pending or, to Seller’s Knowledge, threatened between Seller and any of the employees of Seller, and Seller has not experienced any such controversy, strike, slowdown or work stoppage within the past three years;

(c) No Outstanding Labor Grievances. Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no material grievances outstanding against Seller under any such agreement or contract;

(d) Labor Practice Complaints. There are no unfair labor practice complaints pending against Seller before the National Labor Relations Board or any other Governmental Body or any current union representation questions involving employees of Seller;

(e) Compliance with Labor Laws. Seller is currently in compliance with all applicable Laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Body and has withheld and paid to the appropriate Governmental Body, or is holding for payment not yet due to such Governmental Body, all amounts required to be withheld from employees of Seller and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing;

(f) Payment of Wages. Seller has paid in full to all its employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees as of the date hereof;

(g) No Wages Claims. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Body with respect to any Persons currently or formerly employed by Seller in the Business;

(h) No Consent Decree. Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices;

(i) No Violation of Safety Standards. There is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or threatened with respect to Seller; and

(j) No Charge of Discrimination. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Body in any jurisdiction in which Seller has employed or currently employs any Person.

3.24 Employees. Schedule 3.24 lists the name, place of employment, title or position held, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) by Seller or its Affiliates to employees of Seller in the fiscal year of Seller ended December 31, 2007, the date of employment, date and amount of last salary increase and a description of the position and job function of each employee.

3.25 Certain Interests. Except as expressly disclosed in Schedule 3.25,

(a) no Affiliate of any officer, director, stockholder or employee of Seller and no immediate family member or spouse (or immediate family member of such spouse) of any such Affiliate, officer, director, stockholder or employee:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of Seller; provided, however, that the ownership of securities representing no more than two percent (2%) of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property, including the Business Intellectual Property (other than as a shareholder of Seller), that Seller uses, holds for use, has used, or intends to use in the operation of the Business; or

(iii) has outstanding any Indebtedness to Seller.

(b) Seller does not have any Liability to any Affiliate of any officer, director, stockholder or employee of Seller or to any immediate family member or spouse (or immediate family member of such spouse) of any such Affiliate, officer, director, stockholder or employee.

3.26 Seller Ownership Information. Shareholder is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Seller (collectively, the “Shares”), all of which are validly issued, fully paid and non-assessable. None of the Shares was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares of capital stock of Seller or obligating Seller or any of its Affiliates to issue or sell any shares of capital stock, or any other equity interest in, Seller.

3.27 No Traffic Manipulation. Seller has not, directly or through another Person, generated traffic or clicks to any Domain Name or Web site linked to such Domain Name using “robot” programs, “spider” programs, macro programs, Internet agents, or any other automated means, or generated traffic or clicks to any Domain Name or Web site linked to such Domain Name using human end users acting either on the instructions of Seller or any officer, director, stockholder, employee or other Affiliate of Seller.

3.28 Affiliate Transactions. Other than as described on Schedule 3.28, no Insider (a) is or was a party to any Contract or transaction with Seller or which pertains to the Business (other than in such Insider’s capacity as an employee, stockholder or director of Seller), or (b) has any interest in any Purchased Asset, other than indirectly, as a shareholder of Seller.

3.29 Certain Business Practices. Neither Seller nor any of its directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business,

(b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Body, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction, or (c) made any payment to any customer or supplier of Seller or any officer, director, partner, employee or agent of any such customer or supplier for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

3.30 Other Information. None of this Agreement, the Ancillary Agreements and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The business projections and information relating to Seller delivered to Buyer have been prepared in good faith based on assumptions that are reasonable, and no facts or information that would lead Seller to believe that such projections are incorrect or misleading in any material respect.

3.31 Confidentiality Agreements. Schedule 3.31 sets forth (a) each Contract under which Seller has disclosed any material confidential information, (b) each Contract under which Seller has received any material confidential information from a third-party, and (c) each Contract under which Seller has received from and disclosed to a third-party any material confidential information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and Shareholder that:

4.1 Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.2 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements and the consummation by Buyer of the Contemplated Transactions are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable in accordance with its terms.

4.3 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any Governmental Body.

4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the Contemplated Transactions do not and will not (i) contravene or conflict with the Amended and Restated Bylaws and Amended and Restated Articles of Incorporation of Buyer or (ii) contravene or conflict with any provision of any Law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

4.5 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

ARTICLE V

COVENANTS

5.1 Non-Competition; Non-Solicitation.

(a) Non-Competition. As a material inducement for Buyer entering into the Contemplated Transactions, Seller and Shareholder hereby covenant and agree that during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), neither Seller nor Shareholder nor their respective Affiliates (including any company or other entity controlled by Seller or Shareholder (whether currently existing or hereafter acquired or formed)) shall, directly or indirectly, in any capacity, render services to, or engage or have a financial interest in, any activity that shall be competitive with those business activities that constitute part of the Business, or the Business as operated by Buyer after the Closing or any other business of Buyer or any of its Affiliates anywhere in the world for which Buyer has provided notice to Seller (the “Restricted Business”), nor shall Seller or Shareholder assist any Person in such activity; provided, however, Shareholder and Seller shall be permitted to engage in the business areas specifically listed on Schedule 5.1(a) hereto which business areas shall not be considered a part of the Restricted Business. Nothing contained herein shall prohibit or restrict Seller, or Shareholder, or any of their respective Affiliates from, at any time, owning or acquiring capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange, provided that such investment does not exceed two percent (2%) in the aggregate of the capital stock of such public corporation.

(b) Non-Solicitation; Non-Disparagement. As a material inducement for Buyer entering into the Contemplated Transactions, Seller and Shareholder hereby covenants and agrees that during the Restricted Period, neither Seller nor Shareholder nor their respective Affiliates (including any company or other entity controlled by Seller or Shareholder (whether currently existing or hereafter acquired or formed)) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce, any natural person who accepts employment with Buyer to leave the employ of Buyer or any of its Affiliates for any reason whatsoever, (ii) hire or employ any natural person who accepts employment with Buyer, (iii) solicit or induce, or attempt to solicit or induce, any customer of the Business to purchase any goods or products similar to those sold, marketed or licensed by the Business or Buyer with regard to the Restricted Business, (iv) otherwise impede or interfere in any way with any customer relationship of the

Business, Buyer or any of their respective Affiliates with regard to the Restricted Business, or (v) disparage Buyer or its Affiliates in any way, other than in connection with a dispute between the Parties.

(c) Seller and Shareholder acknowledges that the covenants contained in Section 5.1(a) and Section 5.1(b) of this Agreement are of a special, unique, unusual and extraordinary character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law, and that, in the event there is a breach thereof by Seller, Shareholder or any of their respective Affiliates, Buyer will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, Buyer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Seller, Shareholder or any of their respective Affiliates, or any company or other entity controlled by Seller, from committing any act in breach of any covenant contained in Section 5.1(a) and Section 5.1(b) of this Agreement. If Buyer is obliged to resort to the courts for the enforcement of any of the covenants contained in Section 5.1(a) and Section 5.1(b), each such covenant shall be extended for a period of time equal to the period of such breach, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.

(d) If, at the time of enforcement of this Section 5.1, a court shall hold that the duration, scope or area restrictions stated in this Agreement are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained in this Agreement to cover the maximum period, scope and area permitted by Law.

5.2 Confidentiality.

(a) From and after the Closing Date, Seller and Shareholder shall, and shall use their best efforts to cause their respective Affiliates to, maintain the confidentiality of, and Seller and Shareholder shall not use for the benefit of themselves or others any confidential information concerning the Business, Buyer, the Purchased Assets or the Assumed Liabilities.

(b) Seller and Shareholder agree not to divulge, communicate, use to the detriment of Buyer or any of its Affiliates, for Seller’s or any of their respective Affiliates’ benefit or the benefit of any other person, firm, corporation, association or other entity, or misuse in any way, in whole or in part, any confidential information, including, without limitation, trade secrets related to the Business or the Purchased Assets or SEO Methods, as they may exist from time to time.

(c) Seller and Shareholder acknowledge that the list of the Customers of the Business or SEO Methods, as it may exist from time to time and the Business’s proprietary information, including, without limitation, its trade secrets, are valuable, special and unique assets of the Business and are “confidential information.”

(d) In the event that Seller or Shareholder is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena or similar process to disclose any confidential information, Seller or Shareholder, as applicable, will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order. If, in the absence of a protective order, Seller or Shareholder is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, Seller or Shareholder, as applicable, may disclose the confidential information to the tribunal; provided, however, that Seller or Shareholder, as applicable, shall use it or his best efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as Buyer shall designate.

(e) Sections 5.2(a)-(d) shall not apply to any confidential information that: (i) is generally available to the public immediately prior to the time of disclosure unless such confidential information is so available due to the actions of Seller or Shareholder or any of their Affiliates in violation of this Section 5.2, or (ii) later is lawfully acquired by Seller or such Shareholder on a nonconfidential basis from sources other than Buyer or its Affiliates, which sources, upon reasonable inquiry, owe no duty of confidentiality to Buyer or its Affiliates, or (iii) is independently developed by Seller or Shareholder after the date hereof without any use of or reference to any confidential information, as evidenced by the written records of Seller or Shareholder, as applicable. Furthermore, notwithstanding any provision herein to the contrary, Seller or Shareholder may disclose confidential information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with this Agreement and solely to the extent necessary to enforce Seller or Shareholder’s rights, remedies or obligations hereunder where such enforcement requires such disclosure; provided, further, that so long as such persons are informed by Seller or such Shareholder, as applicable, of the confidential nature of such information and are directed by Seller or such Shareholder to treat such information confidentially in accordance with this Agreement. Seller and Shareholder shall be jointly and severally responsible for any breach of Section 5.2 resulting from actions or inactions of each of them or any of their officers, directors or employees.

5.3 Trademarks; Trade Names. Upon the Closing Date, Seller shall eliminate its use of all the Business Intellectual Property included in the Purchased Assets, including, without limitation, use of all the trademarks, trade names, service marks and service names used by Seller in the Business, including marks or names confusingly similar to the foregoing, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other Contracts and business documents, and none of Seller or Shareholder shall contest the ownership or validity of any rights of Buyer in or to such Business Intellectual Property after Closing.

5.4 Seller and Shareholder Shall Not Register Similar Domain Names. Shareholder, Seller and each of their Affiliates shall not transfer or attempt to transfer any rights in the Domain Names included in the Purchased Assets to any other Person except as set forth in this Agreement, and Shareholder, Seller and each of their Affiliates shall not, and shall use commercially reasonable efforts to cause their respective officers, directors, and employees (directly, indirectly or through its consultants, advisors and agents) to not, under any circumstances, register, or otherwise directly or indirectly obtain the use of, or control over, any domain name(s) confusingly similar to the Domain Names included in the Purchased Assets or direct Internet traffic away from such Domain Names.

5.5 Collection and Application of Accounts Receivable.

(a) Acquired Accounts Receivable. With respect to Accounts Receivable, all Accounts Receivable payments collected after the Closing Date (other than Excluded Account Receivable) with respect to any particular customer will be applied toward any Acquired Accounts Receivable of such particular customer included in the Purchased Assets before being applied to any Accounts Receivable of such particular Customer related to sales made after the Closing Date for the applicable account debtor-customer, unless there is a particular factual reason not to do so (e.g., a dispute with the Customer about the applicable Acquired Accounts Receivable). The collection costs and expenses incurred by Buyer in connection with such Acquired Accounts Receivable uncollected one hundred fifty (150) days after the Closing (each an “Uncollectible Accounts Receivable”), plus the amount owed under such Uncollectible Accounts Receivable, shall be considered part of the Damages incurred for purposes of Seller’s and Shareholder’s indemnification obligations under Article VII. To the extent that Seller and Shareholder indemnifies Buyer for any Uncollectible Accounts Receivable, Buyer shall take all reasonable actions to vest in Seller the right to pursue collection of such Uncollectible Accounts Receivable in accordance with Seller’s past practices in the Ordinary Course of Business; provided, however, Seller may not engage a collection agency, bring suit, harass or otherwise take other similar or extreme measures to collect such Uncollectible Accounts Receivable from parties continuing to conduct business with Buyer after the Closing Date.

(b) Excluded Accounts Receivable. With respect to Excluded Accounts Receivable payments collected by Buyer after the Closing, Buyer shall pay such amounts to Seller as received and within five (5) days of receipt. However, in no event shall Buyer be responsible for the collection of any such Excluded Accounts Receivable or be required to take any action to collect on any such Excluded Accounts Receivable. Seller may collect the Excluded Accounts Receivable in accordance with Seller’s past practices; provided, however, Seller may not engage a collection agency, bring suit, harass or otherwise take other similar or extreme measures to collect outstanding Excluded Accounts Receivable from parties continuing to conduct business with Buyer after the Closing Date.

5.6 Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws and regulations to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, in consideration of the transactions contemplated in this Agreement, Shareholder shall, and agrees to take all necessary steps to, transfer, assign and deliver to Buyer all of his right, title and interest in any asset, right, property and business (of every kind and description, wherever located, real, personal or mixed, tangible or intangible) owned, held or used by Shareholder in the conduct of the Business by Shareholder which was not transferred pursuant to Section 2.2 of this Agreement, other than the Excluded Assets and other than any of Shareholder’s rights as an officer, director or shareholder of Seller. The Parties each agree to execute and deliver such other documents, certificates, agreements, other writings and to take such other actions as may be deemed reasonably necessary or desirable by any Party in order to consummate or implement expeditiously the Contemplated Transactions and to vest in Buyer good and marketable title to the Purchased Assets. Any such actions required of Seller or Shareholder after Closing shall be at the expense of Buyer in terms of any out of pocket costs and expenses, unless such required actions are as a result of a breach by Seller or Shareholder of representations and warranties or covenants contained in this Agreement or the Ancillary Agreements.

5.7 Power of Attorney. Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer and at the sole cost and expense of Buyer (a) to collect for the account of Buyer any items of Purchased Assets and (b) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets and (c) to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. Buyer agrees to indemnify and hold harmless Seller for any losses, claims, costs, or liabilities suffered by Seller in respect of or as a result of any such actions by Buyer contemplated by this Section 5.7.

5.8 Certain Filings. The Parties shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

5.9 Public Announcements. Seller and Shareholder shall consult with Buyer before issuing any press release or making any public statement with respect to this Agreement or the Contemplated Transactions and, except as may be required by applicable Law, will not issue nor permit any of their respective directors, officers, employees, agents, other representatives or Affiliates to make any such press release or make any such public statement prior to such consultation and Buyer’s approval. Buyer agrees that it shall take commercially reasonable efforts to inform Shareholder prior to using Shareholder’s name in any press release.

5.10 Tax Covenants.

(a) Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and cooperation and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any Governmental Body, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets.

(b) All Property Taxes levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Closing

Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Period and Post-Closing Period or portions thereof. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for such proportionate amount of such Taxes that are attributable to the Post-Closing Tax Period. Within ninety (90) days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.10(b) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for Property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate Governmental Body; provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.10(b), the other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within ten (10) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

(c) Any and all transfer, documentary, sales, use, stamp, or other similar Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto (collectively, the “Transfer Taxes”) shall be borne and paid by Seller and Seller shall promptly reimburse Buyer for any such amounts paid by Buyer; provided, however, any Transfer Taxes under the laws of North Carolina shall be borne by Seller and Buyer shall reimburse Seller for 50% of such North Carolina Transfer Taxes in an amount not to exceed $2,500.

(d) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Business or the Purchased Assets shall be made during the Restricted Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

5.11 Computer Files. To the extent not previously delivered to Buyer, within ten (10) days following Closing, Seller shall deliver to Buyer electronic copies of all computer files used in the Business in a form reasonably acceptable to Buyer, provided, however, that such files shall not be required to include any Excluded Assets or information with respect thereto and shall not be required to include any e-mails.

ARTICLE VI

EMPLOYEE MATTERS

Seller shall pay all wages, salaries, commissions, bonuses, incentives and the cost of all fringe benefits provided to each employee of Seller that have become due or in the future will be due for work performed prior to or after the Closing Date for Seller, and shall collect and pay all Taxes in respect of those wages, salaries, commissions, bonuses, incentives and benefits. Buyer is not assuming, and shall not have any Liabilities in connection with or relating to, any of Seller’s former or current employees, employee benefit plans (including the Plans, as defined in Section 3.21(a)), employee insurance policies, severance or other termination obligations, including obligations under the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws, or other employment related matters (all of which will be deemed to constitute Excluded Liabilities).

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1 Survival.

(a) Except as expressly provided in this Section 7.1, the representations and warranties of Buyer, Seller and Shareholder contained in this Agreement or in any Ancillary Agreement or any closing certificate delivered pursuant hereto shall survive for a period of three (3) years after the Closing and shall terminate on such date, except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case, such representation or warranty shall survive until the resolution of such claim:

(i) the representations and warranties contained in Section 3.1 (Corporate Existence and Power), Section 3.2 (Authorization; Qualification), Section 3.5 (Assets), Section 3.10 (Technology and Intellectual Property), Section 3.18 (Brokers) and Section 3.26 (Seller Ownership Information) shall survive forever;

(ii) the representations and warranties contained in Section 3.15 (Environmental Compliance), Section 3.21 (Employee Benefit Matters) and Section 3.22 (Taxes) shall survive until sixty (60) days after the expiration of the last applicable statute of limitations with respect to the matters contained therein, such representations in Sections 7.1(a)(i) and (a)(ii) shall be referred to as the “Seller Material Representations;” and

(iii) the representations and warranties contained in Section 4.1 (Organization and Existence), Section 4.2 (Corporate Authorization) and Section 4.5 (Brokers) shall survive forever.

(b) The covenants and agreements of Buyer, Seller and Shareholder contained in this Agreement or in any Ancillary Agreements or any closing certificates shall survive until fully discharged and performed and all Liability of such Party with respect to such covenants shall thereupon be extinguished.

(c) All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

7.2 Indemnification.

(a) Buyer shall indemnify Seller and Shareholder against and shall hold Seller and Shareholder harmless from any and all Damages incurred or suffered by Seller or Shareholder arising out of:

(i) any breach by Buyer of any representation or warranty set forth in this Agreement or Ancillary Agreements or any closing certificate delivered by Buyer in connection with the Closing;

(ii) any Assumed Liability;

(iii) any failure by Buyer to perform any covenant or obligation of Buyer set forth in this Agreement or in any Ancillary Agreements or in any closing certificate delivered by Buyer in connection with the Closing; or

(iv) Buyer’s operation of the Business after the Closing Date (except to the extent an Excluded Liability).

(b) After Closing, Seller and Shareholder, jointly and severally, shall indemnify Buyer and its officers, directors, and employees (the “Buyer Group”) against and shall hold each of the Buyer Group harmless from any and all Damages incurred or suffered by the Buyer Group arising out of:

(i) any breach by Seller or Shareholder of any representation or warranty, other than the Material Representations, set forth in this Agreement or Ancillary Agreements or any closing certificate delivered by Seller or Shareholder in connection with the Closing;

(ii) any breach by Seller or Shareholder of any Material Representations;

(iii) any Excluded Liability;

(iv) any failure by Seller or Shareholder to perform any covenant of Seller or Shareholder set forth in this Agreement or in any Ancillary Agreements or in any closing certificate delivered by Seller or Shareholder in connection with the Closing;

(v) any violation by Seller of, or Liability of Seller under, any applicable “bulk sales,” “bulk transfer” or similar Law in connection with the transfer of the Purchased Assets to Buyer;

(vi) any Uncollected Accounts Receivable, including the amount owed under such Uncollectible Accounts Receivable pursuant to Section 5.5; or

(vii) Seller’s operation of the Business prior to the Closing Date (except to the extent an Assumed Liability).

7.3 Limitations on Indemnification Obligations.

(a) Seller’s and Shareholders’ Maximum Aggregate Liability.

(i) Seller’s and Shareholder’s maximum aggregate liability taken together under Section 7.2(b)(i) shall not exceed Seven Million Dollars ($7,000,000), except that this limitation shall not apply to indemnification claims for Damages incurred by any of the Buyer Group (A) arising out of fraud or (B) criminal acts. Seller’s and Shareholder’s maximum aggregate liability taken together under Section 7.2(b)(i) and 7.2(b)(ii) shall not exceed the Total Purchase Price, except that this limitation shall not apply to indemnification claims for Damages incurred by any of the Buyer Group (1) arising out of fraud or (2) criminal acts.

(ii) Without limiting the effect of any of the other limitations set forth herein, the Buyer Group shall not be entitled to any indemnification payment pursuant to Section 7.2(b)(i) or Section 7.2(b)(ii), except to the extent that the cumulative amount of the Damages actually incurred by any of the Buyer Group exceeds Four Hundred Twenty Thousand Dollars ($420,000) (“Threshold Amount”), at which time the Buyer Group shall be entitled to recover the cumulative amount of the Damages actually incurred by the Buyer Group as a result of all such breaches of such representations and warranties under Section 7.2(b)(i) and Section 7.2(b)(ii), including the Threshold Amount but subject to Section 7.3(a)(i) above. The Threshold Amount shall not apply to Claims (A) arising out of fraud or (B) criminal acts for breaches of Section 3.22.

(iii) Except for Buyer’s claims pursuant to Section 2.8, any and all claims for indemnification against Seller or any Shareholder pursuant to the terms of Article VII, including indemnification payments required to be made to the Buyer Group hereunder, shall be made first from the then-remaining balance of the Escrow Fund held by the Escrow Agent under the Escrow Agreement to the extent such claim does not exceed the then-remaining balance of the Escrow Fund or the remaining balance not subject to a pending indemnification claim pursuant to the terms of Article VII. Further, Buyer shall have the option, but not the obligation, to make a claim against the remaining balance of the Escrow Fund for any amount owed to Buyer pursuant to Section 2.8 of this Agreement.

(b) Buyer’s Maximum Aggregate Liability. Buyer’s maximum aggregate Liability for any claim by Seller or the Shareholders under Section 7.2(a)(i) shall not exceed the sum of (i) the unpaid portion of the Purchase Price, if any; (ii) to the extent not delivered to the Escrow Agent at the Closing pursuant to the last sentence of Section 2.1(c), the undelivered portion of the Escrow Deposit, if any; and (iii) the earned but unpaid portion of the Earn-Out Payment payable pursuant to the terms of this Agreement. The limitations in the preceding sentence shall not apply to (A) fraud, or (B) criminal acts.

7.4 Indemnification Procedures.

(a) Submitting Claims. Any party seeking indemnification for Damages pursuant to this Article VII (an “Indemnified Party”) shall deliver a certificate (an “Indemnification Claim Certificate”) to the party obligated to provide such indemnification (the “Indemnifying Party”) stating that such Indemnified Party has actually sustained, suffered or incurred, or reasonably anticipates that it will have to actually sustain, suffer or incur, Damages and specifying in reasonable detail the individual Damages included in the amount so stated, the date each such Damages were actually sustained, suffered or incurred, or the basis for such anticipated Damages.

(b) Indemnification Objection. The Indemnifying Party may object to such claim for indemnification, by written notice to the Indemnified Party (an “Indemnification Objection”) specifying in reasonable detail the basis for the Indemnifying Party’s objection, within twenty (20) Business Days following receipt by the Indemnifying Party of the Indemnification Claim Certificate regarding such claim for indemnification.

(c) Acknowledgment of Claims. If the Indemnifying Party does not deliver a Indemnification Objection to the Indemnified Party pursuant to Section 7.4(b), then the Indemnifying Party shall be deemed to have acknowledged its responsibility for the Damages specified in such Indemnification Claim Certificate and pursuant to Article VII, shall promptly pay (or consent to payment of funds from the Escrow Fund if funds remain therein) to the Indemnified Party the specified amount set forth in such Indemnification Claim Certificate in respect of the Damages specified therein.

(d) Objection to Claims. If the Indemnifying Party shall deliver a Indemnification Objection to the Indemnified Party pursuant to Section 7.4(b), then, before any Party may take any legal enforcement action, the Indemnified Party and the Indemnifying Party shall first attempt to negotiate in good faith a written resolution of such disputed claim within a period not to exceed fifteen (15) Business Days from the date of delivery of such Indemnification Objection to the Indemnified Party. Such negotiations shall be conducted by officers of each of the Indemnifying Party and the Indemnified Party who have authorization to resolve such disputed claim.

(e) Third-Party Claims.

(i) Promptly (but in no event later than fifteen (15) Business Days) after receipt by the Indemnified Party of notice of any third party claim in respect of which the Indemnified Party reasonably believes it is likely to give rise to a valid claim for indemnification by the Indemnified Party against the Indemnifying Party under this Article VII (each, a “Third Party Claim”), the Indemnified Party shall give notice thereof in writing to the Indemnifying Party, stating the information then available regarding the amount and nature of such claim; provided, however, that the failure to give such prompt notice shall not affect the rights of the Indemnified Party to receive indemnification for Damages in respect thereof pursuant to this Agreement unless and only to the extent that the Indemnifying Party shall have been materially prejudiced by the Indemnified Party’s failure to deliver such prompt notice.

(ii) The Indemnified Party shall have the right, exercisable upon written notice to the Indemnifying Party in conjunction with the notice contemplated by Section 7.4(e)(i) hereof, to defend, contest, protest, settle, compromise and otherwise control the resolution of any Third Party Claim contemplated by Section 7.4(e)(i) hereof; provided, however, that (A) the Indemnifying Party shall have the right pursuant to a joint defense agreement, at its own cost and expense and with counsel of its own choice, to participate in the defense, settlement or compromise of such Third Party Claim, (B) the Indemnifying Party shall have the right, at its own cost and expense and with counsel of its own choice, to consult with the Indemnified Party and its counsel or other representatives concerning such Third Party Claim, (C) the Indemnified Party shall keep the Indemnifying Party informed of the status of the defense of such Third Party Claim and furnish the Indemnifying Party with all documents, instruments and information that the Indemnifying Party shall reasonably request in connection therewith and (D) except with the prior written consent of the Indemnifying Party, no settlement (and no provision of any settlement agreement) or compromise of any such Third Party Claim with a Third Party Claimant shall be determinative, in and of itself, of the amount of Damages sustained, suffered or incurred by the Indemnified Party in respect of such Third Party Claim. In the event that any Third Party Claim is settled by the Indemnified Party without the prior written consent of the Indemnifying Party, the Indemnified Party shall nonetheless retain its rights to indemnification under this Article VII with respect to such Third Party Claim to the extent ultimately determined by applicable judicial authority that the Damages resulting from such Third Party Claim are available for recovery under this Article VII.

7.5 No Waiver. No waiver of a closing condition by the Parties shall limit its rights under Article VII.

7.6 Right to Setoff. Subject to the provisions of Section 7.3(a)(iii), Buyer shall have the right to setoff, appropriate and apply any amounts payable or to be payable to Seller or its permitted assignees pursuant to the terms of this Agreement or any other Ancillary Agreement to which Buyer and Seller or any Affiliate of Seller are parties against any amounts determined as payable to Buyer by Seller or Shareholder, or their respective permitted assignees, under this Agreement or any other Ancillary Agreement. Buyer shall provide written notice to Seller of its intent to setoff any such payments against any amounts payable or to be payable to Buyer by Seller or Shareholder, or their respective permitted assignees, under this Agreement or any other Ancillary Agreement. Furthermore, and notwithstanding any provision above to the contrary, Seller and Shareholder shall have the option, exercisable at their discretion, to first satisfy any Seller or Shareholder obligations under this Article VII by offsetting (on a dollar for dollar basis) the amount of any Damages owed to Buyer or other members of the Buyer Group hereunder against any amount under Section 2.8 or 2.9 that is otherwise due and owing by Buyer (or its successors or assigns) to Seller.

7.7 Determination of Damages and Amount. For purposes of determining whether any Damages have occurred, or the amount of any such Damages, the representations, warranties, covenants and agreements of the parties set forth in this Agreement and the other Ancillary Documents will be considered, without regard to any materiality qualification set forth herein.

7.8 Exclusive Remedy. From and after the Closing, except for Damages based on fraud and criminal acts, or for breaches of Sections 2.8, 2.9, and Article V, the provisions of this Article VII shall be the sole and exclusive remedy for Damages for the breach of, or noncompliance with, any representation, warranty or covenant in this Agreement or in any Ancillary Agreement or closing certificate, or for any other matter or claim for which indemnification is available pursuant to the terms of this Article VII. Each Indemnified Party does hereby waive any and all such other statutory, common law and contractual rights and remedies with respect to breaches of any representation, warranty or covenant in this Agreement or any Ancillary Agreements or closing certificates, other than with respect to Damages based on fraud and criminal acts or for breaches of Sections 2.8, 2.9, and Article V.

7.9 Payment or Reimbursement of Damages. Payment or reimbursement for Damages incurred by an Indemnified Party shall be made by or on behalf of the Indemnifying Party within five (5) Business Days of the final resolution of any related Indemnification Objection according to the terms of this Agreement.

7.10 Adjustment to Purchase Price. All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

7.11 Further Limitations on Indemnification. For the purposes of computing Damages under this Article VII, there shall be deducted an amount equal to any insurance proceeds actually received by such Indemnified Party with respect to such Damage after deducting the amounts of policy deductibles, self-insured retentions, premium adjustments and any unreimbursed out of pocket costs and expenses incurred in connection with the recovery of such proceeds.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

if to Buyer, to:	with a copy to: (which shall not constitute notice)

Thomas Evans	David Bates, Esq.
Bankrate, Inc.	Gunster, Yoakley & Stewart, P.A.
477 Madison Avenue	777 South Flagler Drive
Suite 430	Suite 500, East Tower
New York, NY 10022	West Palm Beach, FL 33401
Facsimile: 917-368-8611	Facsimile: 561-655-5677

if to Seller, to:	with a copy to: (which shall not constitute notice)

Rafael David	Brian D. Bergstrom, Esq.
LinkSpectrum Co.	Shuttleworth & Ingersoll, P.L.C.
393 Little Laurel Road Ext.	115 3rd Street SE
Boone, NC 28607	Suite 500
Facsimile: 641-472-3838	Cedar Rapids, IA 52401
Facsimile: 319-365-8725

And with a copy to (which shall not constitute notice):

Frederick Swartz & Co., PC
200 West Washington Ave.
Fairfield, IA 52556
Facsimile: 641-472-3838

if to Shareholder, to:	with a copy to: (which shall not constitute notice)

Rafael David	Brian D. Bergstrom, Esq.
c/o Frederick Swartz & Co., P.C.	Shuttleworth & Ingersoll, P.L.C.
200 West Washington Ave.	115 3rd Street SE
Fairfield, IA 52556	Suite 500
Facsimile: 641-472-3838	Cedar Rapids, IA 52401
Facsimile: 319-365-8725

and with a copy to: (which shall not constitute notice)

Frederick Swartz & Co., P.C.
200 West Washington Ave.
Fairfield, IA 52556
Facsimile: 641-472-3838

8.2 Amendments. Any provision of this Agreement may be amended if such amendment is in writing and signed by Seller, Buyer and Shareholder. Any provision of this Agreement may be waived by the Parties if the waiver is in writing and signed by the Party to be bound.

8.3 No Waivers. No failure or delay by the Parties in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.4 Expenses. Subject to Article VII and Section 8.16, all costs and expenses, including, but not limited to, attorneys, accountants, investment bankers and other advisors, incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective heirs, successors and permitted assigns. No such sale, transfer, assignment or other distribution shall relieve Buyer of its obligations under this Agreement. Schedule 2.9 contains additional provisions with respect to transfer, assignment and related issues.

8.6 Governing Law. This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the Law of the State of Florida, without regard to the conflicts of law rules of such state.

8.7 Counterparts; Facsimile; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement shall become effective when each Party to this Agreement shall have received a counterpart of this Agreement signed by the other Parties to this Agreement. This Agreement may be executed by facsimile signatures.

8.8 Bulk Sales Laws. The Parties hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state, provided, however, such waiver does not alter Seller’s or Shareholder’s indemnification obligations pursuant to the terms herein.

8.9 Captions. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

8.10 Jurisdiction and Venue. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida located in Palm Beach County. Each Party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

8.11 No Construction Against Draftsmen. The Parties acknowledge that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against any Party on the basis that such Party, or its counsel, drafted this Agreement.

8.12 No Third Party Rights. This Agreement, including the Disclosure Schedule, the exhibits hereto, the documents and instruments relating to the Contemplated Transactions referred to herein and the Ancillary Agreements (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) shall not confer upon any Person other than the Parties any rights, benefits or remedies hereunder. Without limiting the generality of the foregoing, (i) no employee of Seller shall have any rights, as an employee, under this Agreement or under any of the Ancillary Agreements to which they are not personally a party, and (ii) other than as an express party to this Agreement or the Ancillary Agreements, if applicable, no creditor of any of the Parties shall have any rights under this Agreement or any of the Ancillary Agreements. Nothing in this Agreement shall be deemed or construed to affect any change or amendment to any Plans, and nothing in this Agreement modifies or shall be deemed to modify the ability of any such Plan to be amended or terminated in accordance with its terms.

8.13 Equitable Remedies. Each of the Parties acknowledges that the Parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any Party of any provision of this Agreement, then the other Parties shall be entitled, in addition to all other rights or remedies, (i) to an injunction restraining such breach, without being required to show any actual damage, or (ii) or to a decree for specific performance of the provisions of this Agreement, or both.

8.14 Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the Law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

8.15 Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes, and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that proceeding, in addition to any other relief to which such Party or Parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing Party (including any fees and costs associated with collecting such amounts).

8.16 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by the Parties. None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the Parties to this Agreement any rights or remedies under the terms of this Agreement.

8.17 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Parties (which consent may be granted or withheld in the applicable Party’s sole discretion); provided, however, that (a) Buyer may assign this Agreement or any of its rights and obligations hereunder, without the consent of any other Party to (i) one or more of its wholly-owned subsidiaries, provided that no such assignment shall release Buyer of its obligations hereunder, and such assignee shall guaranty the obligations of Buyer hereunder, or (ii) any subsequent purchaser of Buyer, its Affiliates or successors or any of their divisions or any material portion of their assets or all or any substantial part of the Purchased Assets or the Business (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise); provided that no such assignment shall release Buyer of its obligations hereunder, and such purchaser shall guaranty the obligations of Buyer hereunder, and (b) Seller may assign this Agreement or any of its rights and obligations hereunder, without the consent of any other Party, to Shareholder, or in the event of the death of the Shareholder, to Shareholder’s heirs, provided that no such assignment shall release Seller of its obligations hereunder, and such assignee shall guaranty the obligations of Seller hereunder. Schedule 2.9 contains additional mandatory assignment provisions with respect to Buyer.

8.18 JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL CONTEMPLATED TRANSACTIONS, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NO PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Asset Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANKRATE, INC.

By:	/s/ EDWARD J. DIMARIA
Name:	Edward J. DiMaria
Title:	Senior Vice President and Chief Financial Officer

LINKSPECTRUM CO.

By:	/s/ RAFAEL DAVID
Name:	Rafael David
Title:	President

By:	/s/ RAFAEL DAVID
RAFAEL DAVID